Exhibit 99.1

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders

Hecla Mining Company

Coeur d'Alene, Idaho

We have audited the accompanying consolidated balance sheets of Hecla Mining Company as of December 31, 2012 and 2011 and the related consolidated statements of income and comprehensive income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2012. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Hecla Mining Company at December 31, 2012 and 2011, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Hecla Mining Company's internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated February 25, 2013 expressed an unqualified opinion thereon.

/s/ BDO USA, LLP

Spokane, Washington

February 25 2013, except for Note 17 as to which the date is October 25, 2013

Hecla Mining Company and Subsidiaries

 Consolidated Balance Sheets

(In thousands, except share and per share data)

	December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$190,984	$266,463
Accounts receivable:
Trade	17,555	10,996
Other, net	7,466	9,313
Inventories:
Concentrates, doré, stockpiled ore, and metals in transit and in-process	15,073	13,692
Materials and supplies	13,564	12,503
Current deferred income taxes	29,398	27,810
Other current assets	8,858	21,967
Total current assets	282,898	362,744
Non-current investments	9,614	3,923
Non-current restricted cash and investments	871	866
Properties, plants, equipment and mineral interests, net	996,659	923,212
Non-current deferred income taxes	86,365	88,028
Other non-current assets	1,883	17,317
Total assets	$1,378,290	$1,396,090
LIABILITIES
Current liabilities:
Accounts payable and accrued liabilities	$43,162	$37,831
Accrued payroll and related benefits	10,760	12,878
Accrued taxes	12,321	10,354
Current portion of capital leases	5,564	4,005
Current portion of accrued reclamation and closure costs	19,845	42,248
Other current liabilities	3,335	—
Total current liabilities	94,987	107,316
Long-term capital leases	11,935	6,265
Accrued reclamation and closure costs	93,370	111,563
Other non-current liabilities	40,047	30,833
Total liabilities	240,339	255,977
Commitments and contingencies (Notes 2, 3, 4, 6, 7, 8, and 10)
SHAREHOLDERS’ EQUITY

Preferred stock, 5,000,000 shares authorized:
Series B preferred stock, $0.25 par value, 157,816 shares issued and outstanding, liquidation preference — $7,891	39	39
Common stock, $0.25 par value, authorized 500,000,000 shares; issued and outstanding 2012 — 285,209,848 shares and 2011 — 285,289,924 shares	71,499	71,420
Capital surplus	1,218,283	1,215,229
Accumulated deficit	(123,288)	(120,557)
Accumulated other comprehensive loss, net	(23,918)	(23,498)
Less treasury stock, at cost; 2012 — 788,288 shares and 2011 — 392,645 shares	(4,664)	(2,520)
Total shareholders’ equity	1,137,951	1,140,113
Total liabilities and shareholders’ equity	$1,378,290	$1,396,090

The accompanying notes are an integral part of the consolidated financial statements.

Hecla Mining Company and Subsidiaries

Consolidated Statements of Operations and Comprehensive Income

(Dollars and shares in thousands, except per share amounts)

	Year Ended December 31,
	2012	2011	2010
Sales of products	$321,143	$477,634	$418,813
Cost of sales and other direct production costs	134,105	165,573	163,983
Depreciation, depletion and amortization	43,522	47,066	60,011
Total cost of sales	177,627	212,639	223,994
Gross profit	143,516	264,995	194,819
Other operating expenses:
General and administrative	21,253	18,540	18,219
Exploration	31,822	26,959	21,605
Pre-development	17,916	4,446	—
Other operating expense	4,423	7,658	5,334
Loss on disposition of property, plants, equipment and mineral interests	275	—	80
Lucky Friday suspension-related costs	25,309	—	—
Provision for closed operations and environmental matters	4,652	9,747	201,136
Total other operating expense	105,650	67,350	246,374
Income (loss) from operations	37,866	197,645	(51,555)
Other income (expense):
Gain (loss) on derivative contracts	(10,457)	37,988	(20,758)
Net gain on sale of investments	—	611	588
Loss on impairment of investments	(1,171)	(140)	(739)
Interest and other income (expense)	22	(87)	126
Interest expense	(2,427)	(2,875)	(2,211)
Total other income (expense):	(14,033)	35,497	(22,994)
Income (loss) before income taxes	23,833	233,142	(74,549)
Income tax benefit (provision)	(8,879)	(81,978)	123,532
Net income	14,954	151,164	48,983
Preferred stock dividends	(552)	(552)	(13,633)
Income applicable to common shareholders	$14,402	$150,612	$35,350

Comprehensive income:
Net income	$14,954	$151,164	$48,983
Unrealized gain (loss) and amortization of prior service on pension plans	(1,644)	(7,754)	(1,653)
Unrealized holding gains (losses) on investments	53	(767)	(21)
Reclassification of impairment of investments included in net income	1,171	140	739
Total change in accumulated other comprehensive loss, net	$(420)	$(8,381)	$(935)
Comprehensive income	$14,534	$142,783	$48,048
Basic income per common share after preferred dividends	$0.05	$0.54	$0.14
Diluted income per common share after preferred dividends	$0.05	$0.51	$0.13
Weighted average number of common shares outstanding – basic	285,375	280,956	251,146
Weighted average number of common shares outstanding – diluted	297,566	297,033	269,601

The accompanying notes are an integral part of the consolidated financial statements.

Hecla Mining Company and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2012	2011	2010
Operating activities:
Net income	$14,954	$151,164	$48,983
Non-cash elements included in net income:
Depreciation, depletion and amortization	50,113	47,348	60,235
Net gain on sale of investments	—	(611)	(588)
Loss on impairment of investments	1,171	140	739
Loss on disposition of properties, plants, equipment and mineral interests	275	—	80
Provision for reclamation and closure costs	1,106	7,004	196,262
Deferred income taxes	546	76,944	(141,707)
Stock compensation	3,101	2,073	3,446
Amortization of loan origination fees	460	598	621
Amortization of intangible asset	—	—	1,380
(Gain) loss on derivative contracts	29,627	(53,545)	20,795
Other non-cash items	1,765	1,209	(495)
Change in assets and liabilities:
Accounts receivable	(4,713)	16,531	(9,404)
Inventories	(2,442)	(7,064)	2,335
Other current and non-current assets	610	2,164	3,279
Accounts payable and accrued liabilities	4,927	1,466	10,896
Accrued payroll and related benefits	(2,118)	2,090	(3,376)
Accrued taxes	1,967	(5,688)	9,802
Accrued reclamation and closure costs and other non-current liabilities	(32,333)	(171,932)	(5,474)
Net cash provided by operating activities	69,016	69,891	197,809
Investing activities:
Additions to properties, plants, equipment and mineral interests	(113,096)	(87,546)	(67,414)
Proceeds from sale of investments	—	1,366	1,138
Proceeds from disposition of properties, plants and equipment	886	113	29
Redemptions of restricted cash and investment balances	—	9,448	1,459
Increases in restricted cash and investment balances	(5)	(3,200)	—
Purchases of investments	(5,823)	—	—
Net cash used by investing activities	(118,038)	(79,819)	(64,788)
Financing activities:
Proceeds from exercise of warrants and stock options	—	5,786	53,093
Dividends paid to common shareholders	(17,121)	(5,592)	—
Dividend paid to preferred shareholders	(552)	(3,822)	(4,513)
Loan origination fees paid	(750)	(180)	(200)
Acquisition of treasury shares	(2,144)	(469)	(693)
Repayments of capital leases	(5,890)	(2,938)	(1,780)
Net cash provided by (used in) financing activities	(26,457)	(7,215)	45,907
Net increase (decrease) in cash and cash equivalents	(75,479)	(17,143)	178,928
Cash and cash equivalents at beginning of year	266,463	283,606	104,678
Cash and cash equivalents at end of year	$190,984	$266,463	$283,606
Supplemental disclosure of cash flow information:
Cash paid during year for:
Interest	$1,968	$1,683	$584
Income tax payments	$3	$17,874	$11,075
Significant non-cash investing and financing activities:
Stock issued for acquisition of assets	$—	$33,831	$—
Capital leases acquired	$13,119	$6,935	$3,212
Accounts payable change relating to capital additions	$3,727	$8,687	$3,488
Preferred stock dividends paid in common stock	$—	$—	$22,891

See Notes 2 and 9 for additional non-cash investing and financing activities.

The accompanying notes are an integral part of the consolidated financial statements.

Hecla Mining Company and Subsidiaries

 Consolidated Statements of Changes in Shareholders’ Equity

For the Years Ended December 31, 2012, 2011 and 2010

(Dollars in thousands)

	Series B Preferred Stock	Series C Mandatory Convertible Preferred Stock	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss, net	Treasury Stock	Total
Balances, January 1, 2010	$39	$504	$59,604	$1,121,076	$(300,915)	$(14,183)	$(640)	$865,485
Net income					48,983			48,983
Options granted				1,121				1,121
Options exercised (696,000 shares)			174	3,743			(718)	3,199
Stock issued to directors (82,000 shares)			20	410				430
Series B deferred dividends declared					(552)			(552)
6.5% Mandatory Convertible Preferred Stock dividends declared					(13,093)			(13,093)
Restricted stock units granted				1,895				1,895
Restricted stock unit distributions (480,000 shares)			120	(120)			(693)	(693)
Bonuses paid through stock issuances (1,046,000 shares)			262	(262)				—
Warrants exercised (14,215,000 shares)			3,553	46,341				49,894
6.5% Mandatory Convertible Preferred Stock dividends paid in common stock (3,886,000 shares)			971	5,547				6,518
Other comprehensive income						(934)		(934)
Balances, December 31, 2010	39	504	64,704	1,179,751	(265,577)	(15,117)	(2,051)	962,253
Net income					151,164			151,164
Options exercised (78,000 shares)			19	460				479
Stock issued to directors (43,000 shares)			11	331				342
Series B Preferred Stock dividends declared					(552)			(552)
Common stock dividends declared ($0.02 per common share)					(5,592)			(5,592)
Restricted stock units granted				1,671				1,671
Restricted stock unit distributions (321,000 shares)			80	(80)			(469)	(469)
6.5% Mandatory Convertible Preferred Stock dividends paid in common stock (18,872,000 shares)		(504)	4,719	(4,215)				—
Bonuses and other compensation paid through stock issuances (8,000 shares)			2	58				60
Warrants exercised (2,147,000 shares)			536	4,771				5,307
Common stock issued for assets purchased (5,396,000 shares)			1,349	32,482				33,831
Other comprehensive loss						(8,381)		(8,381)
Balances, December 31, 2011	39	—	71,420	1,215,229	(120,557)	(23,498)	(2,520)	1,140,113
Net income					14,954			14,954
Stock issued to directors (78,000 shares)			19	336				355
Series B Preferred Stock dividends declared					(552)			(552)
Common stock dividends declared (3,000 shares, $0.06 per common share)			1	11	(17,133)			(17,121)
Restricted stock units granted				2,746				2,746
Restricted stock unit distributions (235,000 shares)			59	(39)			(203)	(183)
Repurchase of common shares (350,000 shares)							(1,941)	(1,941)
Other comprehensive loss						(420)		(420)
Balances, December 31, 2012	$39	$—	$71,499	$1,218,283	$(123,288)	$(23,918)	$(4,664)	$1,137,951

The accompanying notes are an integral part of the consolidated financial statements.

Hecla Mining Company and Subsidiaries

Notes to Consolidated Financial Statements

Note 1: Summary of Significant Accounting Policies

A. Principles of Consolidation — Our Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America, and include our accounts, our wholly-owned subsidiaries’ accounts and a proportionate share of the accounts of the joint ventures in which we participate. All significant inter-company balances and transactions have been eliminated in consolidation.

B.  Assumptions and Use of Estimates — Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts and related disclosure of assets, liabilities, revenue and expenses at the date of the consolidated financial statements and reporting periods. We consider our most critical accounting estimates to be future metals prices, obligations for environmental, reclamation and closure matters, mineral reserves, and valuation of business combinations. Other significant areas requiring the use of management assumptions and estimates relate to reserves for contingencies and litigation; asset impairments, including long-lived assets and investments; valuation of deferred tax assets; inventory net realizable value; and post-employment, post-retirement and other employee benefit assets and liabilities. We have based our estimates on historical experience and on various other assumptions that we believe to be reasonable. Accordingly, actual results may differ materially from these estimates under different assumptions or conditions.

C.  Cash and Cash Equivalents — Cash and cash equivalents consist of all cash balances and highly liquid investments with a remaining maturity of three months or less when purchased and are carried at fair value. Cash and cash equivalents are invested in money market funds, certificates of deposit, U.S. government and federal agency securities, municipal securities and corporate bonds.

D.  Investments and Securities Held for Sale — We determine the appropriate classification of our investments at the time of purchase and re-evaluate such determinations at each reporting date. Short-term investments include certificates of deposit and held-to-maturity securities, based on our intent and ability to hold the securities to maturity. Marketable equity securities are categorized as available for sale and carried at fair market value.

Realized gains and losses on the sale of securities are recognized on a specific identification basis. Unrealized gains and losses are included as a component of accumulated other comprehensive income (loss), unless an other than temporary impairment in value has occurred, which would then be charged to current period net income (loss).  Unrealized gains and losses originally included in accumulated other comprehensive income are reclassified to current period net income (loss) when the sale or determination of an other than temporary impairment of securities occurs.

E.  Inventories — Inventories are stated at the lower of average costs incurred or estimated net realizable value. Major types of inventories include materials and supplies and metals product inventory, which is determined by the stage at which the ore is in the production process (stockpiled ore and finished goods). Inventories are valued at the lower of full cost of production or net realizable value based on current metals prices.

Stockpiled ore inventory represents ore that has been mined, hauled to the surface, and is available for further processing. Stockpiles are measured by estimating the number of tons added and removed from the stockpile, the number of contained metal ounces or pounds (based on assay data) and the estimated metallurgical recovery rates (based on the expected processing method). Costs are allocated to a stockpile based on relative values of material stockpiled and processed using current mining costs incurred up to the point of stockpiling the ore, including applicable overhead, depreciation, depletion and amortization relating to mining operations, and removed at each stockpile’s average cost per recoverable unit.

Finished goods inventory includes doré and concentrates at our operations, doré in transit to refiners and bullion in our accounts at refineries.

F. Restricted Cash — Restricted cash and investments primarily represent investments in money market funds and bonds of U.S. government agencies and are restricted primarily for reclamation funding or surety bonds. Restricted cash balances are carried at fair value.

G. Properties, Plants and Equipment – Costs are capitalized when it has been determined an ore body can be economically developed.  The development stage begins at new projects when our management and/or Board of Directors makes the decision to bring a mine into commercial production, and ends when the production stage, or exploitation of reserves, begins.  Expenditures incurred during the development and production stages for new facilities or new assets that extend the useful lives of existing facilities and major mine development expenditures are capitalized, including primary development costs such as costs of building access ways, shaft sinking, lateral development, drift development, ramps and infrastructure developments.

Costs for exploration, pre-development, secondary development at operating mines, and maintenance and repairs on capitalized property, plant and equipment are charged to operations as incurred.  Exploration costs include those relating to activities carried out (a) in search of previously unidentified mineral deposits, (b) at undeveloped concessions, or (c) at operating mines already containing proven and probable reserves, where a determination remains pending as to whether new target deposits outside of the existing reserve areas can be economically developed.  Pre-development activities involve costs incurred in the exploration stage that may ultimately benefit production, such as underground ramp development, which are expensed due to the lack of evidence of economic development, which is necessary to demonstrate future recoverability of these expenses. Secondary development costs are incurred for preparation of an ore body for production in a specific ore block, stope or work area, providing a relatively short-lived benefit only to the mine area they relate to, and not to the ore body as a whole.

Drilling and related costs are either classified as exploration or secondary development, as defined above, and charged to operations as incurred, or capitalized, based on the following criteria:

•	Whether the costs are incurred to further define mineralization at and adjacent to existing reserve areas or intended to assist with mine planning within a reserve area;
•	Whether the drilling costs relate to an ore body that has been determined to be commercially mineable, and a decision has been made to put the ore body into commercial production; and
•

Whether, at the time that the cost is incurred, the expenditure: (a) embodies a probable future benefit that involves a capacity, singly or in combination, with other assets to contribute directly or indirectly to future net cash inflows, (b) we can obtain the benefit and control others’ access to it, and (c) the transaction or event giving rise to our right to or control of the benefit has already occurred.

If all of these criteria are met, drilling and related costs are capitalized.  Drilling costs not meeting all of these criteria are expensed as incurred.  The following factors are considered in determining whether or not the criteria listed above have been met, and capitalization of drilling costs is appropriate:

•	Completion of a favorable economic study and mine plan for the ore body targeted;
•	Authorization of development of the ore body by management and/or the Board of Directors; and
•	All permitting and/or contractual requirements necessary for us to have the right to or control of the future benefit from the targeted ore body have been met.

Drilling and related costs of approximately $5.0 million, $3.6 million, and $3.6 million for the years ended December 31, 2012, 2011 and 2010, respectively, met our criteria for capitalization listed above, at our properties that are in the production stage.

When assets are retired or sold, the costs and related allowances for depreciation and amortization are eliminated from the accounts and any resulting gain or loss is reflected in current period net income (loss).  Idle facilities placed on standby basis are carried at the lower of net carrying value or estimated net realizable value.  The net carrying values of idle facilities on standby are written-down to salvage value upon reaching the end of the economic life.  Therefore, with the exception of depreciation recorded on mobile equipment used in ongoing exploration and reclamation efforts at such properties, we do not record depreciation on idle facilities when they are not in operation.

Included in property, plant and equipment on our consolidated financial statements are mineral interests, which are tangible assets that include acquired undeveloped mineral interests and royalty interests.  Undeveloped mineral interests include: (i) mineralized material and other resources which are measured, indicated or inferred with insufficient drill spacing or quality to qualify as proven and probable reserves; and (ii) inferred material not immediately adjacent to existing proven and probable reserves but accessible within the immediate mine infrastructure.  Residual values for undeveloped mineral interests represents the expected fair value of the interests at the time we plan to convert, develop, further explore or dispose of the interests and are evaluated at least annually.

H. Depreciation, Depletion and Amortization — Capitalized costs are depreciated or depleted using the straight-line method or unit-of-production method at rates sufficient to depreciate such costs over the shorter of estimated productive lives of such facilities or the useful life of the individual assets. Productive lives range from 1 to 26 years, but do not exceed the useful life of the individual asset. Determination of expected useful lives for amortization calculations are made on a property-by-property or asset-by-asset basis at least annually. Our estimates for reserves, mineralized material, and other resources are a key component in determining our units of production depreciation rates. Our estimates of proven and probable ore reserves, mineralized material, and other resources may change, possibly in the near term, resulting in changes to depreciation, depletion and amortization rates in future reporting periods.

Undeveloped mineral interests are not amortized until such time as there is proven and probable reserves.  At that time, the basis of the mineral interest is amortized on a units-of-production basis.  Pursuant to our policy on impairment of long-lived assets (discussed further below), if it is determined that an undeveloped mineral interest cannot be economically converted to proven and probable reserves, the basis of the mineral interest is reduced to its net realizable value and an impairment loss is recorded to expense in the period in which it is determined to be impaired.

I.  Impairment of Long-lived Assets — Management reviews and evaluates the net carrying value of all facilities, including idle facilities, for impairment upon the occurrence of other events or changes in circumstances that indicate that the related carrying amounts may not be recoverable. We estimate the net realizable value of each property based on the estimated undiscounted future cash flows that will be generated from operations at each property, the estimated salvage value of the surface plant and equipment, and the value associated with property interests.

Although management has made a reasonable estimate of factors based on current conditions and information, assumptions underlying future cash flows are subject to significant risks and uncertainties. Estimates of undiscounted future cash flows are dependent upon estimates of metals to be recovered from proven and probable ore reserves, and to some extent, identified resources beyond proven and probable reserves, future production and capital costs and estimated metals prices (considering current and historical prices, forward pricing curves and related factors) over the estimated remaining mine life. It is reasonably possible that changes could occur in the near term that could adversely affect our estimate of future cash flows to be generated from our operating properties. If undiscounted cash flows including an asset’s fair value are less than the carrying value of a property, an impairment loss is recognized.

J. Proven and Probable Ore Reserves — At least annually, management reviews the reserves used to estimate the quantities and grades of ore at our mines which we believe can be recovered and sold economically. Management’s calculations of proven and probable ore reserves are based on engineering and geological estimates, including future metals prices and operating costs. From time to time, management obtains external audits of reserves. A partial third-party audit of 2012 reserves at Greens Creek was concluded during 2012.

Reserve estimates will change as existing reserves are depleted through production and as production costs and/or metals prices change. A significant drop in metals prices may reduce reserves by making some portion of such ore uneconomic to develop and produce. Changes in reserves may also reflect that actual grades of ore processed may be different from stated reserve grades because of variation in grades in areas mined, mining dilution and other factors. Our reserve estimates may change based on actual production experience. It is reasonably possible that certain of our estimates of proven and probable ore reserves will change in the near term, which could result in a change to estimated future cash flows, associated carrying values of the asset and amortization rates in future reporting periods, among other things.

Declines in the market prices of metals, increased production or capital costs, reduction in the grade or tonnage of the deposit or an increase in the dilution of the ore or reduced recovery rates may render ore reserves uneconomic to exploit. If our realized price for the metals we produce were to decline substantially below the levels set for calculation of reserves for an extended period, there could be material delays in the development of new projects, net losses, reduced cash flow, restatements or reductions in reserves and asset write-downs in the applicable accounting periods. Reserves should not be interpreted as assurances of mine life or of the profitability of current or future operations. No assurance can be given that the estimate of the amount of metal or the indicated level of recovery of these metals will be realized.

K. Pension Plans and Other Post-retirement Benefits — We maintain pension plans covering substantially all U.S. employees and provide certain post-retirement benefits for qualifying retired employees. Pension benefits generally depend on length and level of service and age upon retirement. Substantially all benefits are paid through pension trusts. We contributed approximately $0.3 million related to our unfunded supplemental executive retirement plan in years 2012, 2011 and 2010, and expect to contribute $0.3 million related to this plan in 2013. We did not contribute to our other pension plans during 2011, but contributed approximately $1.1 million to the Hecla pension plan in 2012 and expect to contribute $1.0 million to our defined benefit plans in 2013.

Regulations regarding employers’ accounting for defined benefit pension and other post-retirement plans among other things, require us to:

•	Recognize the funded status of our defined benefit plans in our consolidated financial statements; and

•

Recognize as a component of other comprehensive income (loss) the actuarial gains and losses and prior service costs and credits that arise during the period but are not immediately recognized as components of net periodic benefit cost.

L. Income and Production Taxes — We provide for federal, state and foreign income taxes currently payable, as well as those deferred due to timing differences between reporting income and expenses for financial statement purposes versus tax purposes. Federal, state and foreign tax benefits are recorded as a reduction of income taxes, when applicable. We record deferred tax liabilities and assets for expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of those assets and liabilities, as well as operating loss and tax credit carryforwards, using enacted tax rates in effect in the years in which the differences are expected to reverse.

We evaluate uncertain tax positions in a two-step process, whereby (i) it is determined whether it is more likely than not that the tax positions will be sustained based on the technical merits of the position and (ii) for those tax positions that meet the more-likely-than-not recognition threshold, the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement with the related tax authority would be recognized.

We classify mine license taxes incurred in the states of Alaska and Idaho as other direct production costs reported in our gross profits. Our costs for mine license taxes for the years ended December 31, 2012, December 31, 2011, and December 31, 2010 were $5.7 million, $6.4 million, and $9.6 million, respectively. Approximately 98% or more of the taxes accrued in all three periods were for the State of Alaska.

For additional information, see Note 5 — Income Taxes.

M. Reclamation and Remediation Costs (Asset Retirement Obligations)  — At our operating properties, we record a liability for the present value of our estimated environmental remediation costs, and the related asset created with it, in the period in which the liability is incurred. The liability is accreted and the asset is depreciated over the life of the related assets. Adjustments for changes resulting from the passage of time and changes to either the timing or amount of the original present value estimate underlying the obligation are made in the period incurred.

At our non-operating properties, we accrue costs associated with environmental remediation obligations when it is probable that such costs will be incurred and they are reasonably estimable. Accruals for estimated losses from environmental remediation obligations have historically been recognized no later than completion of the remedial feasibility study for such facility and are charged to current earnings to provision for closed operations and environmental matters. Costs of future expenditures for environmental remediation are not discounted to their present value unless subject to a contractually obligated fixed payment schedule. Such costs are based on management’s current estimate of amounts to be incurred when the remediation work is performed, within current laws and regulations.

Future closure, reclamation and environmental-related expenditures are difficult to estimate in many circumstances, due to the early stage nature of investigations, uncertainties associated with defining the nature and extent of environmental contamination, the application of laws and regulations by regulatory authorities, and changes in reclamation or remediation technology. We periodically review accrued liabilities for such reclamation and remediation costs as evidence becomes available indicating that our liabilities have potentially changed. Changes in estimates at our non-operating properties are reflected in current period net income (loss).

Accruals for closure costs, reclamation and environmental matters for operating and non-operating properties totaled $113.2 million at December 31, 2012, and the majority of these expenditures relating to these accruals will be made over the next two years. It is reasonably possible the ultimate cost of reclamation and remediation could change in the future, and that changes to these estimates could have a material effect on future operating results as new information becomes known.

N. Revenue Recognition and Smelter Accounts Receivable — Sales of all metals products sold directly to smelters, including by-product metals, are recorded as revenues and accounts receivable when title and risk of loss transfer to the smelter (generally at the time of shipment) at estimated forward prices for the anticipated month of settlement. Due to the time elapsed from shipment to the smelter and the final settlement with the smelter, we must estimate the prices at which sales of our metals will be settled. Previously recorded sales and accounts receivable are adjusted to estimated settlement metals prices until final settlement by the smelter.

Sales and accounts receivable for concentrate shipments to smelters are recorded net of charges by the smelters for treatment, refining, smelting losses, and other charges negotiated by us with the smelters. Charges are estimated by us upon shipment of concentrates based on contractual terms, and actual charges do not vary materially from our estimates. Costs charged by smelters include fixed treatment and refining costs per ton of concentrate, and also include price escalators which allow the smelters to participate in the increase of lead and zinc prices above a negotiated baseline.

Changes in metals prices between shipment and final settlement will result in adjustments to revenues and accounts receivable related to sales of concentrate previously recorded upon shipment. Our concentrate sales and accounts receivable are based on provisional sales prices containing an embedded derivative that is required to be separated from the host contract for accounting purposes. The host contract is the receivable from the sale of the concentrates at the forward price at the time of the sale. The embedded derivative, which does not qualify for hedge accounting, is adjusted to market through earnings each period prior to final settlement.

At December 31, 2012, metals contained in concentrates and exposed to future price changes totaled 0.8 million ounces of silver, 3,912 ounces of gold, 12,189 tons of zinc, and 3,887 tons of lead.  However, as discussed in P. Risk Management Contracts below, we utilize a program to mitigate the risk of negative price adjustments with limited mark-to-market financially settled forward contracts for our zinc and lead sales.

Sales of metals in products tolled by refiners and sold directly by us, rather than sold to smelters, are recorded at contractual amounts when title and risk of loss transfer to the buyer. We sell finished metals after refining, as well as doré produced at our locations.

Sales from our Greens Creek and Lucky Friday units include significant value from by-product metals mined along with net values of each unit’s primary metal.  We periodically review our proven and probable reserves to ensure that reporting of primary products and by-products is appropriate. Within our cost per ounce calculations, because we consider zinc, lead, and gold to be by-products of our silver production, the values of these metals offset operating costs.  While value from zinc, lead, and gold is significant at Greens Creek, and value from lead and zinc is significant at Lucky Friday, we believe identification of silver as the primary product, with the other metals we produce as by-product credits, is appropriate because (i) silver has historically accounted for a higher proportion of revenue than any other metal and is expected to do so in the future, (ii) our operations are situated in mining districts associated with silver production or have deposits containing unusually high portions of silver, (iii) our operations generally utilize selective mining methods to target silver and metallurgical treatment that maximize silver recovery, and (iv) we have historically presented our operations as primary producers of silver, based on the original analyses that justified putting them into production, and believe that consistency in disclosure is important to our investors regardless of the relationships of metals prices and production from year to year.

Changes in the market price of metals significantly affect our revenues, profitability, and cash flow. Metals prices can and often do fluctuate widely and are affected by numerous factors beyond our control, such as political and economic conditions, demand, forward selling by producers, aggregation by metals speculators and others, expectations for inflation, central bank sales, custom smelter activities, the relative exchange rate of the U.S. dollar, purchases and lending, investor sentiment, and global mine production levels. The aggregate effect of these factors is impossible to predict. Because our revenue is derived from the sale of silver, gold, lead, and zinc, our earnings are directly related to the prices of these metals.

O. Foreign Currency — The functional currency for our operations located in the U.S., Mexico and Canada was the U.S. dollar for all periods presented. Accordingly, for the San Sebastian unit in Mexico and our Canadian office, we have translated our monetary assets and liabilities at the period-end exchange rate, and non-monetary assets and liabilities at historical rates, with income and expenses translated at the average exchange rate for the current period. All translation gains and losses have been included in the current period net income (loss).

For the years ended December 31, 2012, 2011 and 2010, we recognized total net foreign exchange losses of $0.1 million, $0.2 million and $37,000, respectively.

P. Risk Management Contracts — We use derivative financial instruments as part of an overall risk-management strategy that is used as a means of managing exposure to base metals prices and interest rates. We do not hold or issue derivative financial instruments for speculative trading purposes.

We measure derivative contracts as assets or liabilities based on their fair value. Gains or losses resulting from changes in the fair value of derivatives in each period are recorded either in current earnings or other comprehensive income (“OCI”), depending on the use of the derivative, whether it qualifies for hedge accounting and whether that hedge is effective. Amounts deferred in OCI are reclassified to sales of products (for metals price-related contracts) or interest expense (for interest rate-related contracts) when the hedged transaction has occurred. Ineffective portions of any change in fair value of a derivative are recorded in current period other operating income (expense).

In the second quarter of 2010 we began utilizing two financially-settled forward contract programs to manage the exposure to changes in prices of zinc and lead contained in (i) our concentrate shipments between the time of sale and final settlement and (ii) our forecasted future concentrate shipments.  The contracts under these programs do not qualify for hedge accounting, and are marked-to-market through earnings each period.  See Note 10 for additional information on base metal derivative contracts, including open positions as of December 31, 2012.

Q. Stock Based Compensation — The fair value of the equity instruments granted to employees are estimated on the date of grant using the Black-Scholes pricing model (see Note 9 for information on the methodologies and assumptions used).   We recognized stock-based compensation expense of approximately $3.1 million, $2.1 million, and $3.4 million, respectively, during 2012, 2011 and 2010, which was recorded to general and administrative expenses, exploration and cost of sales and other direct production costs.   As of December 31, 2012, the majority of the instruments outstanding were fully vested.

For additional information on our employee stock option and unit compensation, see Note 9.

R.  Legal Costs – Legal costs incurred in connection with a potential loss contingency are accrued and recorded to expense as incurred.

S. Basic and Diluted Income (Loss) Per Common Share — We calculate basic earnings per share on the basis of the weighted average number of common shares outstanding during the period. Diluted earnings per share is calculated using weighted average number of common shares outstanding during the period plus the effect of potential dilutive common shares during the period using the treasury stock and if-converted methods.

Potential dilutive common shares include outstanding stock options, unvested restricted stock awards, stock units, warrants and convertible preferred stock for periods in which we have reported net income. For periods in which we reported net losses, potential dilutive common shares are excluded, as their conversion and exercise would be anti-dilutive. See Note 13 for additional information.

T. Comprehensive Income (Loss) — In addition to net income (loss), comprehensive income (loss) includes certain changes in equity during a period, such as adjustments to minimum pension liabilities, adjustments to recognize the over-funded or underfunded status of our defined benefit pension plans, and cumulative unrecognized changes in the fair value of available for sale investments, net of tax, if applicable.

U.  Fair Value Measurements — We disclose the following information for each class of assets and liabilities that are measured at fair value:

a.	the fair value measurement;
b.

the level within the fair value hierarchy in which the fair value measurements in their entirety fall, segregating fair value measurements using quoted prices in active markets for identical assets or liabilities (Level 1), significant other observable inputs (Level 2), and significant unobservable inputs (Level 3);

c.

for fair value measurements using significant unobservable inputs (Level 3), a reconciliation of the beginning and ending balances, separately presenting changes during the period attributable to the following:

(1)

total gains or losses for the period (realized and unrealized), segregating those gains or losses included in earnings, and a description of where those gains or losses included in earnings  are reported in the statement of operations;

(2)

the amount of these gains or losses attributable to the change in unrealized gains or losses relating to those assets or liabilities still held at the reporting period date and a description of where those unrealized gains or losses are reported;

(3)	purchases, sales, issuances, and settlements (net); and
(4)	transfers into and/or out of Level 3.
d.

the amount of the total gains or losses for the period in (c)(1) included in earnings  that are attributable to the change in unrealized gains or losses relating to those assets and liabilities still held at the reporting date and a description of where those unrealized gains or losses are reported in the statement of operations; and

e.	in annual periods only, the valuation technique(s) used to measure fair value and a discussion of changes in valuation techniques, if any, during the period.

V. New Accounting Pronouncements — In June 2011, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2011-05, which, among other things, amended Subtopic 220 with respect to the presentation of other comprehensive income and its components in the financial statements. The update amended Subtopic 220 so that a SEC filer may present other comprehensive income either in a single continuous statement or in two separate but consecutive statements. The filer is also required to present on the face of the financial statements reclassification adjustments for items that are reclassified from other comprehensive income to net income in the statements where the components of net income and the components of other comprehensive income are presented. The amendments in this update apply to both annual and interim periods beginning after December 15, 2011, with the exception of the amendment regarding presentation of reclassification adjustments, which has been deferred to a later date. Adoption of this guidance did not have a material impact on our consolidated financial statements.

In May 2011, the FASB issued ASU 2011-04, which amends Subtopic 820 to clarify the application of existing common fair value measurement and disclosure requirements. ASU 2011-04 provides clarification for the following:

1.     the application of the highest and best use of valuation premise concepts;

2.     measuring the fair value of an instrument classified in shareholders' equity; and

3.     disclosures about fair value measurements.

The amendments in this update became effective for interim and annual periods beginning after December 15, 2011. Adoption of this guidance did not have a material impact on our consolidated financial statements.

In December of 2011, the FASB issued ASU 2011-11, Disclosures about Offsetting Assets and Liabilities, which enhances disclosure requirements regarding an entity's financial instruments and derivative instruments that are offset or subject to a master netting arrangement. This information about offsetting and related netting arrangements will enable users of financial statements to understand the effect of those arrangements on the entity's financial position, including the effect of rights of setoff. The amendments are required for annual reporting periods beginning after January 1, 2013, and interim periods within those annual periods. We are evaluating the impact of this guidance, but do not anticipate it will have a material impact on our consolidated financial statements.

Note 2. Cash, Investments, and Restricted Cash

Cash

Our cash is maintained in various financial institutions, with a large majority of our cash balances at December 31, 2012 invested in either U.S. government paper (treasury or agency) or U.S. government or treasury money market funds which are not insured by the Federal Deposit Insurance Corporation (“FDIC”).  A small portion of our cash balances are held in bank accounts insured by the FDIC for up to $250,000 per institution .  On December 31, 2012, the unlimited insurance coverage for noninterest-bearing accounts provided under the Dodd-Frank Wall Street Reform and Consumer Protection Act expired. Deposits that were previously insured for unlimited amounts are now aggregated with our interest bearing accounts and insured up to $250,000.  We have not experienced losses on cash balances exceeding the federally insured limits, but there can be no assurance that we will not experience such losses in the future.

Investments

At December 31, 2012 and 2011, the fair value of our non-current investments was $9.6 million and $3.9 million, respectively. Marketable equity securities are carried at fair market value, as they are classified as “available-for-sale.”  The basis of our non-current investments, representing equity securities, was approximately $8.1 million and $3.5 million, respectively, at December 31, 2012 and 2011.  During the fourth quarters of 2012 and 2011, we recognized $1.2 million and $0.1 million losses, respectively, in current earnings on impairments of equity shares, as we determined the impairments to be other-than-temporary. In 2012, we acquired common stock in other mining companies for a total cost of $5.8 million. In February 2011 we sold stock having a cost basis of approximately $0.8 million for proceeds of $1.4 million, resulting in a pre-tax gain of approximately $0.6 million.

At December 31, 2012, total unrealized gains of $1.6 million for investments held having a net gain position and total unrealized losses of $137,000 for non-current investments held having a net loss position were included in accumulated other comprehensive income (loss).

Restricted Cash and Investments

Various laws and permits require that financial assurances be in place for certain environmental and reclamation obligations and other potential liabilities. Restricted investments primarily represent investments in money market funds and certificates of deposit. These investments (which included current and non-current balances) are restricted primarily for reclamation funding or surety bonds and were $0.9 million at December 31, 2012, and $0.9 million at December 31, 2011.

Note 3: Properties, Plants, Equipment and Mineral Interests, and Lease Commitments

Properties, Plants, Equipment and Mineral Interests

Our major components of properties, plants, equipment, and mineral interests are (in thousands):

	December 31,
	2012	2011
Mining properties, including asset retirement obligations	$294,573	$286,873
Development costs	151,504	123,772
Plants and equipment	419,377	383,045
Land	15,788	11,188
Mineral interests	375,028	383,491
Construction in progress	176,925	125,045
	1,433,195	1,313,414
Less accumulated depreciation, depletion and amortization	436,536	390,202
Net carrying value	$996,659	$923,212

During 2012, we incurred total capital expenditures, excluding additions acquired under capital leases and adjustments to asset retirement obligations, of approximately $116.8 million, which included $54.7 million at the Lucky Friday unit, and $50.4 million at the Greens Creek unit. During 2011 we had capital expenditures of $33.8 million related to the acquisition of the remaining 30% interest in the San Juan Silver project (see Note 16 for more information) .

Capital Leases

During 2012 and 2011 we entered into lease agreements for equipment at our Greens Creek and Lucky Friday units which we have determined to be capital leases.  As of December 31, 2012 and 2011, we have recorded $28.9 million and $15.8 million, respectively, for the gross amount of assets acquired under the capital leases and $5.3 million and $5.7 million, respectively, in accumulated depreciation, classified as plants and equipment in Properties, plants, equipment and mineral interests.  See Note 6 for information on future obligations related to our capital leases.

Operating Leases

We enter into operating leases during the normal course of business. During the years ended December 31, 2012, 2011 and 2010, we incurred expenses of $3.1 million, $3.0 million and $3.0 million, respectively, for these leases. At December 31, 2012, future obligations under our non-cancelable operating leases were as follows (in thousands):

Year ending December 31,
2013	$3,087
2014	3,114
2015	1,434
2016	1,438
2017	1,056
Thereafter	3,848
Total	$13,977

Note 4: Environmental and Reclamation Activities

The liabilities accrued for our reclamation and closure costs at December 31, 2012 and 2011, were as follows (in thousands):

	2012	2011
Operating properties:
Greens Creek	$32,856	$36,123
Lucky Friday	1,469	1,520
Non-operating properties:
San Sebastian	200	218
Grouse Creek	2,484	13,262
Coeur d’Alene Basin	70,786	95,081
Republic	3,538	3,538
All other sites	1,882	4,069
Total	113,215	153,811
Reclamation and closure costs, current	(19,845)	(42,248)
Reclamation and closure costs, long-term	$93,370	$111,563

The activity in our accrued reclamation and closure cost liability for the years ended December 31, 2012, 2011 and 2010, was as follows (in thousands):

Balance at January 1, 2010	$131,201
Accruals for estimated costs	196,067
Payment of reclamation obligations	(8,471)
Balance at December 31, 2010	318,797
Accruals for estimated costs	7,869
Payment of reclamation obligations	(172,855)
Balance at December 31, 2011	153,811
Accruals for estimated costs	4,325
Revision of estimated cash flows due to changes in reclamation plans	(3,738)
Payment of reclamation obligations	(41,183)
Balance at December 31, 2012	$113,215

During the fourth quarter of 2010, we recorded an additional $193.2 million provision for remediation of the Coeur d'Alene Basin based on an understanding reached among the United States, the Coeur d’Alene Indian Tribe (“Plaintiffs”), and the State of Idaho, bringing our accrual to $262.2 million as of December 31, 2010. On September 8, 2011, a Consent Decree (the “Consent Decree”) settling environmental litigation and related claims involving Hecla Limited pertaining to historic releases of mining wastes in the Coeur d'Alene Basin was approved and entered by the U.S. District Court in Idaho. The Consent Decree resolved all existing claims of the Plaintiffs against Hecla Limited and its affiliates under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”) (and certain other statutes) for past response costs, future environmental remediation costs, and natural resource damages related to historic releases of mining wastes in the Coeur d'Alene River Basin. The Consent Decree also resolved all remaining obligations of Hecla Limited under the 1994 Consent Decree relating to the “Box,” a rectangular 21-square-mile site located near Kellogg, Idaho within the Bunker Hill Superfund site. The Consent Decree contains comprehensive terms of settlement, including financial terms which require that Hecla Limited pay, in the aggregate, $264.4 million to the Plaintiffs over approximately three years following the settlement. Payments of approximately $168 million and $25 million (and related interest) were made in October 2011 and 2012, respectively, pursuant to the terms of the Consent Decree. Hecla Limited remains obligated under the Consent Decree to make the following payments:

•	$15 million of cash by October 8, 2013; and
•

Approximately $55.5 million by August 2014, in the form of quarterly payments of the proceeds from the exercise of any outstanding Series 1 and Series 3 warrants (which have an exercise price of between $2.41 and $2.52 per share) during the quarter, with the remaining balance, if any, due in August 2014, regardless of whether any of the remaining warrants are exercised.

The payments require third party surety for which Hecla Limited pays an annual maintenance fee which will decrease as payments are made according to the foregoing schedule. Annual maintenance fees of $0.6 million and $0.4 million were paid in October 2011 and 2012, respectively.   The $15 million payment accrues interest from the entry of the Consent Decree until payment at the Superfund rate (ranging from 0.69% to 0.78%).

In March 2010, Hecla Limited received an invoice for $5.3 million from the EPA to cover response costs incurred by the EPA in performing work required by the Bunker Hill Superfund Site Consent Decree.  Prior to this invoice, Hecla Limited determined its potential range of liability for these costs of between $2.7 and $6.8 million, and accrued $2.7 million (the minimum of this range), as we believed no amount within the range was more likely than any other.  Upon receiving the EPA’s March invoice, Hecla Limited increased its accrual to $5.3 million in the first quarter of 2010, and resolved the claim with payment of the invoice amount in May 2010.

Asset Retirement Obligations

Below is a reconciliation as of December 31, 2012 and 2011 (in thousands) of the asset retirement obligations relating to our operating properties, which are included in our total accrued reclamation and closure costs of $113.2 million and $153.8 million, respectively, discussed above. The estimated reclamation and abandonment costs were discounted using credit adjusted, risk-free interest rates ranging from 6% to 8% from the time we incurred the obligation to the time we expect to pay the retirement obligation.

	2012	2011
Balance January 1	$37,643	$36,397
Changes in obligations due to changes in reclamation plans	(3,720)	387
Accretion expense	1,128	1,119
Payment of reclamation obligations	(726)	(260)
Balance at December 31	$34,325	$37,643

The ARO for our Greens Creek mine of $36.1 million as of December 31, 2011 reflected a plan for reclamation and closure of the mine at the end of its life having estimated undiscounted costs of approximately $53.4 million.  In April 2012, the United States Forest Service issued a draft Environmental Impact Statement in connection with our proposal to increase tailings capacity at the Greens Creek mine. As part of that process and our regular (every 5 years) renewal of our Waste Management Permit with the State of Alaska, we have initiated work on an update of our reclamation and closure plan having estimated undiscounted closure costs of approximately $73.9 million. The expected increase in closure costs results primarily from the possible inclusion of long term water treatment on an increased scale compared to what was included as part of our prior permit renewals. This increase in scale is the result of new interpretations of model data by the State that were not included in our prior permit renewals. Although the revised closure plan is not final, we believe that we had sufficient information to make a reasonable estimate of the change in the fair value of the ARO as of December 31, 2012.  In spite of the anticipated increase in undiscounted costs discussed above, the ARO liability for Greens Creek was reduced by $4.4 million to a balance of $32.9 million as of December 31, 2012, on a discounted basis, as a result of the update in the fourth quarter of 2012. The ARO decrease is the result of (i) a large portion of the anticipated increase in overall undiscounted costs being related to long-term water treatment, which is scheduled to take place in years far out into the future, (ii) the effect of discounting the ARO layers associated with various plan updates using different discount rates, and (iii) a delay in the timing of some of the costs included in the previous reclamation and closure plan. We expect to again update our ARO and revise our closure plan in 2013 for tailings capacity expansion at Greens Creek.  Adjustments to the ARO liability are recorded with corresponding increases to the ARO asset balance, which is included in properties, plants, equipment, and mineral interests, net on our Consolidated Balance Sheets.  As a result, we do not anticipate future updates in the ARO for Greens Creek to have a material impact on our annual results of operations. However, as part of the revised closure plan, we may be required to increase our current $30 million reclamation bond for Greens Creek. Although we do not know the amount of such increase, it likely will be a material amount, and there can be no assurance that this bonding capacity will be available to us at that time.

Note 5: Income Taxes

Major components of our income tax provision (benefit) for the years ended December 31, 2012, 2011 and 2010 are as follows (in thousands):

	2012	2011	2010
Current:
Federal	$7,411	$3,823	$10,063
State	(325)	752	6,694
Foreign	459	459	459
Total current income tax provision	7,545	5,034	17,216
Federal and state deferred income tax (benefit) provision	1,334	76,944	(140,748)
Total income tax (benefit) provision	$8,879	$81,978	$(123,532)

Domestic and foreign components of income (loss) before income taxes for the years ended December 31, 2012, 2011 and 2010, are as follows (in thousands):

	2012	2011	2010
Domestic	$37,025	$244,833	$(66,348)
Foreign	(13,192)	(11,691)	(8,201)
Total	$23,833	$233,142	$(74,549)

The annual tax provision (benefit) is different from the amount that would be provided by applying the statutory federal income tax rate to our pretax income (loss). The reasons for the difference are (in thousands):

	2012		2011		2010
Computed “statutory” (benefit) provision	$8,342	35%	$81,600	35%	$(26,092)	(35)%
Percentage depletion	(5,575)	(24)	(13,751)	(6)	(8,858)	(12)
Net increase (utilization) of U.S. and foreign tax loss carryforwards	3,837	16	3,822	2	2,713	3
Change in valuation allowance other than utilization	—	—	—	—	(88,069)	(118)
State taxes, net of federal taxes	1,110	5	10,890	5	(4,717)	(6)
Effect of U.S. AMT, foreign taxes other	1,165	5	(583)	(1)	1,491	2
	$8,879	37%	$81,978	35%	$(123,532)	(13)%

We evaluated the positive and negative evidence available to determine the amount of valuation allowance required on our deferred tax assets.  At December 31, 2012 and 2011, the balances of our valuation allowances were $23 million, primarily for foreign net operating loss carryforwards. For the year ended December 31, 2012, deferred tax assets remained constant, on a net basis, with utilization matching additions.  The individual components of our net deferred tax assets are reflected in the table below. For the year ended December 31, 2011, the U.S. federal and state deferred tax assets for tax loss carryforwards were reduced by utilization of approximately $71 million. Also, during the fourth quarter of 2010, due to increased gross profits and a favorable outlook for metal prices supporting future taxable income and our assessment that our deferred tax assets were more likely than not recoverable, we recorded a reduction in valuation allowance on U.S. deferred assets of $88 million. The amount of the deferred tax asset considered recoverable, however, could be reduced in the near term if estimates of future taxable income are reduced.

The components of the net deferred tax asset were as follows (in thousands):

	December 31,
	2012	2011
Deferred tax assets:
Accrued reclamation costs	$45,653	$62,225
Deferred exploration	32,396	18,585
Foreign net operating losses	20,247	20,234
Federal net operating losses	44,146	47,875
State net operating losses	668	2,445
AMT credit carryforwards	24,603	15,210
Pension and benefit obligation	12,488	9,940
Miscellaneous	17,437	16,002
Total deferred tax assets	197,638	192,516
Valuation allowance	(23,030)	(22,895)
Total deferred tax assets	174,608	169,621
Deferred tax liabilities:
Unrealized gain on derivatives contracts	(1,262)	(13,293)
Properties, plants and equipment	(57,583)	(40,490)
Total deferred tax liabilities	(58,845)	(53,783)
Net deferred tax asset	$115,763	$115,838

We plan to permanently reinvest earnings from foreign subsidiaries. For the years 2012, 2011 and 2010, we had no unremitted foreign earnings. Foreign net operating losses carried forward are shown above as a deferred tax asset, with a corresponding valuation allowance as discussed below.

We recorded a valuation allowance to reflect the estimated amount of deferred tax assets, which may not be realized principally due to the expiration of foreign net operating losses and foreign tax credit carryforwards. The changes in the valuation allowance for the years ended December 31, 2012, 2011 and 2010, are as follows (in thousands):

	2,012	2,011	2,010
Balance at beginning of year	$(22,895)	$(19,073)	$(104,429)
Increase related to non-utilization of net operating loss carryforwards and non-recognition of deferred tax assets due to uncertainty of recovery	(3,837)	(3,822)	(2,713)
Decrease related to net recognition of deferred tax assets	—	—	88,069
Decrease related to utilization and expiration of deferred tax assets, other	3,702	—	—
Balance at end of year	$(23,030)	$(22,895)	$(19,073)

As of December 31, 2012, for U.S. income tax purposes, we have federal and state net operating loss carryforwards of $146 million and $25 million, respectively.  These net operating loss carryforwards have a 20 year expiration period, the earliest of which could expire in 2020.  We have foreign net operating loss carryforwards of approximately $68 million, which expire between 2013 and 2032. We have approximately $25 million in alternative minimum tax credit carryforwards which do not expire and are eligible to reduce future U.S. tax liabilities.  Our utilization of U.S. net operating loss carryforwards may be subject to annual limitations if there is a change in control as defined under Internal Revenue Code Section 382.

In addition, at December 31, 2012 and 2011 we had $19 million and $20 million, respectively, of additional federal net operating loss carryovers relating to excess tax benefits from the exercise of employee stock options and the vesting of restricted stock awards. These amounts are not reflected in our deferred tax asset for net operating loss carryovers. We recognize the excess tax benefits from the exercise of employee stock options and the vesting of restricted stock awards in the period in which these tax benefits reduce income taxes payable, after net operating loss carryforwards are fully utilized.

We file income tax returns in the U.S. federal jurisdiction, various state and foreign jurisdictions.  We are no longer subject to income tax examinations by U.S. federal and state tax authorities for years prior to 1996, or examinations by foreign tax authorities for years prior to 2006.  We currently have no tax years under examination.

We had no unrecognized tax benefits as of December 31, 2012 or December 31, 2011.  Due to the net operating loss carryover provision, coupled with the lack of any unrecognized tax benefits, we have not provided for any interest or penalties associated with any uncertain tax positions.  If interest and penalties were to be assessed, our policy is to charge interest to interest expense, and penalties to other operating expense.  It is not anticipated that there will be any significant changes to unrecognized tax benefits within the next 12 months.

Note 6: Credit Facilities and Capital Leases

Credit Facilities

We have a $150 million senior secured revolving credit facility, which is collateralized by the shares of common stock held in our material subsidiaries and by our joint venture interests in the Greens Creek mine, all of our rights and interests in the joint venture agreement, and all of our rights and interests in the assets of the joint venture.  This credit facility originated with a $60 million senior secured revolving credit agreement entered into in October 2009 that has been amended several times to its current form. Amounts borrowed under the credit agreement are available for general corporate purposes.  The interest rate on outstanding loans under the agreement is between 3.00% and 3.75% above the LIBOR or an alternative base rate plus an applicable margin of between 2.00% and 2.75%.  We are required to pay a standby fee of between 0.825% and 1.05% per annum on undrawn amounts under the revolving credit agreement.  The credit facility is effective until August 1, 2015. In 2012, we incurred $0.5 million in interest expense for the amortization of loan origination fees and $1.0 million in interest expense for commitment fees relating to the credit agreement.

The credit agreement includes various covenants and other limitations related to our various financial ratios and indebtedness and investments, as well as other information and reporting requirements, including the following limitations:

•	Leverage ratio (calculated as total debt divided by EBITDA) of not more than 3.0:1.
•	Interest coverage ratio (calculated as EBITDA divided by interest expense) of not less than 3.0:1.
•	Current ratio (calculated as current assets divided by current liabilities) of not less than 1.10:1.
•	Tangible net worth of greater than $500 million.

We were in compliance with all covenants under the credit agreement as of December 31, 2012.  We have not drawn funds on the current revolving credit facility as of the filing date of this Form 10-K.

Capital Leases

Since 2009, we have entered into various lease agreements for equipment at our Greens Creek and Lucky Friday units, which we have determined to be capital leases.  At December 31, 2012, the total liability balance associated with capital leases, including purchase option amounts, was $17.5 million, with $5.6 million of the liability classified as current and $11.9 million classified as non-current. At December 31, 2011, the total liability balance associated with capital leases was $10.3 million, with $4.0 million of the liability classified as current and $6.3 million classified as non-current. The annual maturities of capital lease commitments, including interest, as of December 31, 2012 are:

Year ending December 31,
2013	$6,049
2014	5,821
2015	4,618
2016	1,931
Total	18,419
Less: imputed interest	(920)
Net capital lease obligation	$17,499

Note 7: Commitments and Contingencies

Rio Grande Silver Guaranty

Our wholly-owned subsidiary, Rio Grande Silver Inc. (“Rio”), is party to a joint venture with Emerald Mining & Leasing, LLC (“EML”) and certain other parties with respect to a land package in the Creede Mining District of Colorado that is adjacent to other land held by Rio. Rio holds a 70% interest in the joint venture. In connection with the joint venture, we are required to guarantee certain environmental remediation-related obligations of EML to a third party up to a maximum liability to us of $2.5 million. As of December 31, 2012, we have not been required to make any payments pursuant to the guaranty. We may be required to make payments in the future, limited to the $2.5 million maximum liability, should EML fail to meet its obligations to the third party. However, to the extent that any payments are made by us under the guaranty, EML, in addition to other parties, have jointly and severally agreed to reimburse and indemnify us for any such payments. We have not recorded a liability relating to the guaranty as of December 31, 2012.

Lucky Friday Water Permit Exceedances

Over the last several years, the Lucky Friday unit has experienced several regulatory issues relating to its water discharge permits and water management more generally.

•

In late 2008 and during 2009, Hecla Limited experienced a number of alleged water permit exceedances for water discharges at its Lucky Friday unit. These alleged violations resulted in Hecla Limited entering into a Consent Agreement and Final Order (“CAFO”) and a Compliance Order with the EPA in April 2009, which included an extended compliance timeline. In connection with the CAFO, Hecla Limited agreed to pay the maximum administrative penalty to the EPA of $177,500 to settle any liability for such alleged exceedances.

•

In 2009, additional alleged permit exceedances for water discharges at the Lucky Friday unit occurred. In 2010, alleged unpermitted discharges of waste water occurred at the Lucky Friday unit. These alleged permit exceedances and some, but not all of the alleged unpermitted discharges were the subject of a December 2010 Notice of Violation (“2010 NOV”) from the EPA informing Hecla Limited that the EPA was prepared to seek civil penalties for these alleged violations. In the 2010 NOV, the EPA invited Hecla Limited to discuss these matters with them prior to filing a complaint. Hecla Limited disputes certain of the EPA's assertions, but initiated negotiations with the EPA in an attempt to resolve the matter, including performing additional water quality monitoring to better understand the quality and source of the alleged unpermitted discharge. There has not been any resolution of the 2010 NOV.

•

In October 2012, the Lucky Friday had a weekly water sample which, when tested, exceeded the permit concentration limit for lead (but not the associated load limit). Also in October 2012, heavy rains resulted in alleged impacted storm water being discharged to a nearby river for which in February 2013, the EPA issued a NOV and request for information to Hecla Limited ("2013 NOV"). In the 2013 NOV, the EPA alleges that the October 2012 storm water incident was a violation of Hecla Limited's separate storm water permit.

•

In November 2012, the Lucky Friday had a weekly water sample which, when tested, exceeded certain permit limits for zinc. Although they have not yet formally done so, it is possible that the EPA could issue a NOV for the 2012 permit exceedances. In addition, since the 2010 NOV is still unresolved, we believe it is likely that the EPA will refer the 2012 incidents, 2013 NOV, the 2010 NOV, and possibly some additional alleged unpermitted discharges from 2010 that were not included in the 2010 NOV, to the U.S. Department of Justice (“DOJ”) to file a civil complaint against Hecla Limited. There is the potential for larger civil penalties in the context of a DOJ complaint than in administrative actions by the EPA such as the 2009 CAFO.

Hecla Limited strives to maintain its water discharges and water management generally at the Lucky Friday unit in full compliance with its permits and applicable laws, however we cannot provide assurances that it will be able to fully comply with the permit limits and other regulatory requirements regarding water management in the future.

While we believe we may face some liability for the above water issues, we do not believe that any such liability will have a material adverse effect on our results from operations or financial position.

Johnny M Mine Area near San Mateo, McKinley County, New Mexico

In May 2011, the EPA made a formal request to Hecla Mining Company for information regarding the Johnny M Mine Area near San Mateo, McKinley County, New Mexico, and asserted that Hecla Mining Company may be responsible under CERCLA for environmental remediation and past costs the EPA has incurred at the site. Mining at the Johnny M was conducted for a limited period of time by a predecessor of our subsidiary, Hecla Limited. In August 2012, Hecla Limited and the EPA entered into a Settlement Agreement and Administrative Order on Consent for Removal Action (“Consent Decree”), pursuant to which Hecla Limited agreed to pay (i) $1.1 million to the EPA for its past response costs at the site and (ii) any future response costs at the site, in exchange for a covenant not to sue by the EPA. The Consent Decree also describes additional work at the site to be conducted by Hecla Limited. Hecla Limited paid the $1.1 million to the EPA for its past response costs in the fourth quarter of 2012, and our consolidated financial statements as of December 31, 2012 include an accrual balance by Hecla Limited of $0.3 million for investigation and planning costs. We cannot with any degree of certainty estimate the amount of any additional liability Hecla Limited may face at the site until, at a minimum, the amount and type of remediation required have been determined.

Carpenter Snow Creek Site, Cascade County, Montana

In July 2010, the EPA made a formal request to Hecla Mining Company for information regarding the Carpenter Snow Creek Superfund Site located in Cascade County, Montana. The Carpenter Snow Creek Site is located in a historic mining district, and in the early 1980s Hecla Limited leased 6 mining claims and performed limited exploration activities at the site. Hecla Limited terminated the mining lease in 1988.

In June 2011, the EPA informed Hecla Limited that it believes Hecla Limited, among several other viable companies, may be liable for cleanup of the site or for costs incurred by the EPA in cleaning up the site. The EPA stated in the June 2011 letter that it has incurred approximately $4.5 million in response costs and estimated that total remediation costs may exceed $100 million. Because Hecla Limited had very limited activity at the site, we do not believe that the outcome of the claim will have a material adverse effect on our results from operations or financial position. We have not recorded a liability relating to the site as of December 31, 2012.

States of South Dakota and Colorado Superfund Sites Related to CoCa Mines, Inc.

In 1991, Hecla Limited acquired all of the outstanding common stock of CoCa Mines, Inc. (“CoCa”). Coca is alleged to have engaged in exploration at the Gilt Edge Mine in South Dakota as well as in the area adjacent to the Nelson Tunnel property in Creede, Colorado.

Gilt Edge Mine Superfund Site

In August 2008, the EPA made a formal request to CoCa for information regarding the Gilt Edge Mine Site located in Lawrence County, South Dakota, and asserted that CoCa may be liable for environmental cleanup at the site. The Gilt Edge Mine Site was explored and/or mined beginning in the 1890s. In the early 1980s, CoCa was involved in a joint venture that conducted a limited program of exploration work at the site. This joint venture terminated in 1984, and by 1985 CoCa had divested itself of any interest in the property.

In July 2010 the United States informed CoCa that it intends to pursue CoCa and several other potentially responsible parties on a joint and several basis for liability for past and future response costs at Gilt Edge under CERCLA. Currently, the United States alleges that CoCa is liable based on participation in the joint venture, and that CoCa has succeeded to the liabilities of its predecessor at the site, Congdon & Carey, which may have held certain property interests at the site.

 As of January 2010, the EPA had allegedly incurred approximately $91 million in response costs to implement remedial measures at the Gilt Edge site, and estimated future response costs of $72 million. Hecla Limited did not acquire CoCa until 1991, well after CoCa discontinued its involvement with the Gilt Edge site. In addition, CoCa is and always has been a separate corporate entity from Hecla Limited.

We believe that Hecla Limited is not liable for any cleanup at the site, and if CoCa might be liable, it has limited assets with which to satisfy any such liability. Settlement negotiations with the EPA commenced in 2010 and are ongoing, but there can be no assurance such negotiations will be successful.

Nelson Tunnel/Commodore Waste Rock Pile Superfund Site

In August 2009, the EPA made a formal request to CoCa for information regarding the Nelson Tunnel/Commodore Waste Rock Pile Superfund Site in Creede, Colorado. A timely response was provided and the EPA later arranged to copy additional documents. CoCa was involved in exploration and mining activities in Creede during the 1970s and the 1980s. No formal claim for response costs under CERCLA has been made against CoCa for this site. Hecla Limited did not acquire CoCa until 1991, well after CoCa discontinued its historical activities in the vicinity of the site. In addition, CoCa is and always has been a separate corporate entity from Hecla Limited. Therefore, we believe that Hecla Limited is not liable for any cleanup, and if CoCa might be liable, it has limited assets with which to satisfy any such liability.

Other Commitments

Our contractual obligations as of December 31, 2012 included approximately $3.4 million for commitments relating to capital items, along with $0.5 million for various non-capital costs. In addition, our commitments relating to open purchase orders at December 31, 2012 included approximately $4.1 million and $0.9 million, respectively, for various capital items at the Greens Creek and Lucky Friday units, and approximately $0.5 million and $0.3 million, respectively, for various non-capital costs. We also have total commitments of approximately $18.4 million relating to scheduled payments on capital leases, including interest, primarily for equipment at our Greens Creek and Lucky Friday units (see Note 6 for more information).

We had letters of credit for approximately $1.2 million outstanding as of December 31, 2012 for workers' compensation insurance bonding.

Other Contingencies

On February 1, 2012, a purported Hecla stockholder filed a putative class action lawsuit in U.S. District Court for the District of Idaho against Hecla and certain of our officers, one of whom is also a director. The complaint, purportedly brought on behalf of all purchasers of Hecla common stock from October 26, 2010 through and including January 11, 2012, asserts claims under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder and seeks, among other things, damages and costs and expenses. Specifically, the complaint alleges that Hecla, under the authority and control of the individual defendants, made certain false and misleading statements and allegedly omitted certain material information related to operational issues at the Lucky Friday mine. The complaint alleges that these actions artificially inflated the market price of Hecla common stock during the class period, thus purportedly harming investors who purchased shares during that time. A second suit was filed on February 14, 2012, alleging virtually identical claims. These complaints have been consolidated into a single case, a lead plaintiff and lead counsel has been appointed by the Court (Bricklayers of Western Pennsylvania Pension Plan, et al. v. Hecla Mining Company et al., Case No. 12-0042 (D. Idaho)), and a consolidated amended complaint was filed on October 16, 2012. In January 2013, we filed a motion to dismiss the complaint. We cannot predict the outcome of this lawsuit or estimate damages if plaintiffs were to prevail. We believe that these claims are without merit and intend to defend them vigorously.

Related to the above described class action lawsuit, Hecla is named as a nominal defendant in two pending shareholder derivative lawsuits which name as defendants certain Hecla executives and members of Hecla's Board of Directors. The cases are: In Re Hecla Mining Company Derivative Shareholder Litigation, Case No. 2:12-cv-00097 (D. Idaho) and In Re Hecla Mining Inc. [sic] Shareholder Derivative Litigation, Case No. 12-1506 (Kootenai Cnty. Dist. Ct.).  In general terms, these lawsuits allege breaches of fiduciary duties by the individual defendants and seek damages, purportedly on behalf of Hecla. In January 2013, a consolidated amended complaint was filed in each of these lawsuits. In February 2013, we filed a motion to dismiss each of these complaints. A third derivative case, South, et al. v. Baker, et al., Case No. 7294-VCL (Del. Ch. Ct.), was dismissed with prejudice by the Delaware Court of Chancery on September 25, 2012. In addition, the Board of Directors has received two letters on behalf of purported shareholders demanding that Hecla commence litigation against certain executives and directors on substantially similar grounds. Hecla's board has concluded the actions requested by both demands would be contrary to the Company's best interest given the pendency of other, related litigation against the Company.

In March 2012, Hecla Limited received notice of a complaint filed against it by the United Steel Workers, Local 5114, with the Federal Mine Safety and Health Review Commission for compensation for bargaining unit workers at the Lucky Friday mine idled as a result of the previously-announced, temporary suspension of production at the mine. The complaint alleges the bargaining unit workers are entitled to compensation under Section 111 of Federal Mine Safety and Health Act of 1977 from November 16, 2011 - the date an order was issued by the Mine Safety Health Administration (“MSHA”) to Hecla Limited - until such time as the order is terminated. We submitted a motion for summary decision to the administrative law judge within the Federal Mine Safety and Health Review Commission which was denied in December 2012. Currently we are awaiting further proceedings. We believe the claim is without merit, and that all wages due under Section 111, which was an immaterial amount, have already been paid. We may face a liability as a result of the union's claim in the range of $0 to $10 million; however, we have not recorded a liability relating to the claim as of December 31, 2012.

We are subject to other legal proceedings and claims which arise from time to time. These can include, but are not limited to, legal proceedings and/or claims pertaining to environmental or safety matters. For example, in April 2011, a fatal accident occurred at the Lucky Friday Mine which was investigated by MSHA. In November 2011, an accident occurred as part of the construction of #4 Shaft which resulted in the fatality of one contractor employee. In an unrelated incident, in December 2011, a rock burst occurred in a primary access way at the Lucky Friday and injured seven employees, none fatally. At the end of 2011, MSHA began a special impact investigation at the Lucky Friday mine which resulted in an order to remove built-up cementitious material from the Silver Shaft, the primary access way from the surface at the Lucky Friday mine. As a result of MSHA's investigations related to these events, Hecla Limited has been issued monetary penalties (none of which are material, individually or in the aggregate), and may face additional enforcement actions, including additional monetary penalties from MSHA or other governmental agencies. Although there can be no assurance as to the ultimate disposition of these other matters, we believe they will not have a material adverse effect on our results from operations or financial position.

Note 8: Employee Benefit Plans

Pensions and Other Post-retirement Plans

We sponsor defined benefit pension plans covering substantially all U.S. employees and we provide certain post-retirement benefits for qualifying retired employees. The following tables provide a reconciliation of the changes in the plans’ benefit obligations and fair value of assets over the two-year period ended December 31, 2012, and the funded status as of December 31, 2012 and December 31, 2011 (in thousands):

	Pension Benefits		Other Benefits
	2012	2011	2012	2011
Change in benefit obligation:
Benefit obligation at beginning of year	$87,895	$76,925	$65	$68
Service cost	3,974	3,877	—	—
Interest cost	4,069	4,114	3	3
Participants' contributions	29	—	—	—
Amendments	—	396	—	—
Actuarial loss	7,450	6,476	7	4
Benefits paid	(4,050)	(3,893)	(12)	(10)
Benefit obligation at end of year	99,367	87,895	63	65
Change in fair value of plan assets:
Fair value of plan assets at beginning of year	65,082	70,462	—	—
Actual return (loss) on plan assets	6,007	(1,818)	—	—
Employer contributions	1,447	331	12	10
Participants' contributions	29	—	—	—
Benefits paid	(4,050)	(3,893)	(12)	(10)
Fair value of plan assets at end of year	68,515	65,082	—	—
Funded status at end of year	$(30,852)	$(22,813)	$(63)	$(65)

We also sponsor post-retirement term life insurance benefits for substantially all retirees who retire from active service. The accumulated post-retirement benefit obligation under all such plans totaled $1.9 million at December 31, 2012 and $1.6 million at December 31, 2011. We are indemnified by insurance carriers for all retiree term life coverage.

The following table provides the amounts recognized in the consolidated balance sheets as of December 31, 2012 and December 31, 2011 (in thousands):

	Pension Benefits		Other Benefits
	2012	2011	2012	2011
Current liabilities:
Accrued benefit liability	$(322)	$(330)	$(3)	$(3)
Other non- current liabilities:
Accrued benefit liability	(30,530)	(22,484)	(60)	(62)
Accumulated other comprehensive (income) loss	33,545	30,747	(305)	(340)
Net amount recognized	$2,693	$7,933	$(368)	$(405)

The benefit obligation and prepaid benefit costs were calculated by applying the following weighted average assumptions:

	Pension Benefits		Other Benefits
	2012	2011	2012	2011
Discount rate: net periodic pension cost	4.75%	5.50%	—%	—%
Discount rate: projected benefit obligation	4.00%	4.75%	4.00%	4.75%
Expected rate of return on plan assets	7.20%	8.00%	—%	—%
Rate of compensation increase	4.00%	4.00%	—%	—%

The above assumptions were calculated based on information as of December 31, 2012 and December 31, 2011, the measurement dates for the plans. The discount rate is based on the yield curve for investment-grade corporate bonds as published by the U.S. Treasury Department. The expected rate of return on plan assets is based upon consideration of the plan’s current asset mix, historical long-term return rates and the plan’s historical performance. Our current expected rate on plan assets of 7.2% is based on historical returns over the past ten years.

Net periodic pension cost for the plans consisted of the following in 2012, 2011, and 2010 (in thousands):

	Pension Benefits			Other Benefits
	2012	2011	2010	2012	2011	2010
Service cost	$3,974	$3,877	$2,203	$—	$—	$—
Interest cost	4,068	4,114	3,724	3	4	4
Expected return on plan assets	(4,581)	(5,481)	(5,041)	—	—	—
Amortization of prior service cost	401	403	602	—	—	—
Amortization of net gain (loss) from earlier periods	2,826	880	867	(28)	(31)	(33)
Net periodic pension cost	$6,688	$3,793	$2,355	$(25)	$(27)	$(29)

The allocations of investments at December 31, 2012 and December 31, 2011, the measurement dates of the plan, by asset category in the Hecla Mining Company Retirement Plan and the Lucky Friday Pension Plan are as follows:

	Hecla		Lucky Friday
	2012	2011	2012	2011
Cash	1%	1%	1%	1%
Large cap U.S. equities	11%	13%	9%	12%
Small cap U.S. equities	4%	4%	5%	4%
Non-U.S. equities	10%	9%	10%	9%
Fixed income	33%	37%	34%	38%
Real estate	18%	13%	17%	13%
Absolute return hedge funds	13%	13%	14%	13%
Real return	10%	10%	10%	10%
Total	100%	100%	100%	100%

The "Precious metals and other" asset category in the table above includes our common stock in the amounts of $2.9 million and $2.6 million at December 31, 2012 and December 31, 2011. These investments represent approximately 4% of the total combined assets of these plans at both December 31, 2012 and December 31, 2011.

Our statement of investment policy delineates the responsibilities of the board, the management investment committee, the investment manager(s), and investment adviser/consultant, and provides guidelines on investment management. Investment objectives are established for each of the asset categories included in the pension plans with comparisons of performance against appropriate benchmarks. Our policy calls for investments to be supervised by qualified investment managers. The investment managers are monitored on an ongoing basis by our outside consultant, with formal reporting to us and the consultant performed each quarter. The policy sets forth the following allocation of assets:

	Target	Minimum	Maximum
Large cap U.S. equities	10%	7%	13%
Small cap U.S. equities	5%	4%	6%
Non-U.S. equities	10%	8%	12%
Fixed income	35%	29%	43%
Real estate	15%	12%	18%
Absolute return hedge funds	15%	12%	18%
Real return	10%	8%	12%

Our statement of investment policy and objectives aspires to achieve the assumed long term rate of return on plan assets established by the plan’s actuary plus one percent.

Accounting guidance has established a hierarchy of assets measured at fair value on a recurring basis. The three levels included in the hierarchy are:

Level 1: quoted prices in active markets for identical assets or liabilities

Level 2: significant other observable inputs

Level 3: significant unobservable inputs

The fair values by asset category in each plan, along with their hierarchy levels, are as follows as of December 31, 2012 (in thousands):

	Hecla				Lucky Friday
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Interest-bearing cash	$683	$—	$—	$683	$198	$—	$—	$198
Common stock	2,309	—	—	2,309	588	—	—	588
Real estate	—	—	9,611	9,611	—	—	2,513	2,513
Collective investment funds	—	10,095	7,251	17,346	—	2,469	1,978	4,447
Mutual funds	24,183	—	—	24,183	6,637	—	—	6,637
Total fair value	$27,175	$10,095	$16,862	$54,132	$7,423	$2,469	$4,491	$14,383

The following is a roll-forward of assets in Level 3 of the fair value hierarchy (in thousands):

	Hecla	Lucky Friday
Beginning balance at December 31, 2011	$13,300	$3,566
Net unrealized gains on assets held at the reporting date	838	187
Purchases	2,724	738
Ending balance at December 31, 2012	$16,862	$4,491

Of the $21.4 million in plan assets classified as Level 3, $12.1 million was invested in real estate, while $8.2 million was invested in collective investment funds.

The fair values by asset category in each plan, along with their hierarchy levels, were as follows as of December 31, 2011 (in thousands):

	Hecla				Lucky Friday
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Interest-bearing cash	$609	$—	$—	$609	$166	$—	$—	$166
Common stock	2,071	—	—	2,071	527	—	—	527
Real estate	—	—	6,497	6,497	—	—	1,709	1,709
Common collective funds	—	12,641	6,803	19,444	—	3,310	1,857	5,167
Mutual funds	22,667	—	—	22,667	6,225	—	—	6,225
Total fair value	$25,347	$12,641	$13,300	$51,288	$6,918	$3,310	$3,566	$13,794

The following is a roll-forward of assets in Level 3 of the fair value hierarchy (in thousands):

	Hecla	Lucky Friday
Beginning balance at December 31, 2010	$12,508	$3,356
Net unrealized gains on assets held at the reporting date	391	104
Purchases	401	106
Ending balance at December 31, 2011	$13,300	$3,566

Of the $16.9 million reported as level 3 assets above, $8.2 million was comprised of real estate funds, while the remainder was invested in common collective funds.

Generally, investments are valued based on information provided by fund managers to our trustee as reviewed by management and its investment advisers. Mutual funds and equities are valued based on available exchange data. Commingled equity funds consist of publicly-traded investments. Fair value for real estate and private equity partnerships is primarily based on valuation methodologies that include third-party appraisals, comparable transactions, and discounted cash flow valuation models.

Future benefit payments, which reflect expected future service as appropriate, are estimates of what will be paid in the following years (in thousands):

Year Ending December 31,	Pension Plans	Other Post- Employment Benefit Plans
2013	$4,769	$3
2014	4,951	8
2015	5,083	6
2016	5,320	8
2017	5,601	7
Years 2018-2022	34,011	26

We expect to contribute approximately $1.0 million to our funded pension plans and $0.3 million related to our unfunded supplemental executive retirement plan during 2013.

The following table describes plans for which accumulated benefit obligations ("ABO") were in excess of plan assets, and for which plan assets exceeded ABO (in thousands).

	December 31, 2012		December 31, 2011
	ABO Exceeds Plan Assets	Plan Assets Exceed ABO	ABO Exceeds Plan Assets	Plan Assets Exceed ABO
Projected benefit obligation	$99,367	$—	$87,895	$—
Accumulated benefit obligation	92,590	—	81,018	—
Fair value of plan assets	68,515	—	65,082	—

For the pension plans and other benefit plans, the following amounts are included in "Accumulated other comprehensive loss, net" on our balance sheet as of December 31, 2012, that have not yet been recognized as components of net periodic benefit cost (in thousands):

	Pension Benefits	Other Benefits
Unamortized net (gain)/loss	$31,649	$305
Unamortized prior service cost	1,896	—

The amounts in "Accumulated other comprehensive loss, net" expected to be recognized as components of net periodic benefit cost during 2013 are (in thousands):

	Pension Benefits	Other Benefits
Amortization of net (gain)/loss	$3,103	$25
Amortization of prior service cost	390	—

We do not expect to have any of the plans’ assets returned during 2013.

 Capital Accumulation Plans

Our employees’ Capital Accumulation (401(k)) Plan is available to all U.S. salaried and certain hourly employees and applies immediately upon employment. Employees may contribute from 1% to 50% of their annual compensation to the plan (subject to statutory limits). We make a matching contribution of 100% of an employee’s contribution up to 6% of the employee’s earnings. Our matching contributions were approximately $2.5 million in 2012, $2.2 million in 2011, and $2.1 million in 2010.

We also maintain an employees’ 401(k) plan, which is available to all hourly employees at the Lucky Friday unit after completion of six months of service. Employees may contribute from 2% to 50% of their compensation to the plan (subject to statutory limits). We make a matching contribution of 35% of an employee’s contribution up to 5% of the employee’s earnings. In May 2010, union contract negotiations resulted in a change to the matching contribution of 35%.  Starting after May 10, 2010 the matching contribution is 55% of an employee’s contribution up to, but not exceeding, 5% of the employee’s earnings.  Our contributions were approximately $407,000 in 2012, $246,000 in 2011, and $229,000 in 2010.

Note 9: Shareholders’ Equity

Common Stock

We are authorized to issue 500,000,000 shares of common stock, $0.25 par value per share, of which 285,998,136 shares of common stock were issued as of December 31, 2012. All of our currently outstanding shares of common stock are listed on the New York Stock Exchange under the symbol “HL”.

Subject to the rights of the holders of any outstanding shares of preferred stock, each share of common stock is entitled to: (i) one vote on all matters presented to the stockholders, with no cumulative voting rights; (ii) receive such dividends as may be declared by the Board of Directors out of funds legally available therefor; and (iii) in the event of our liquidation or dissolution, share ratably in any distribution of our assets.

Dividends

In September 2011 and February 2012, our Board of Directors adopted a common stock dividend policy that has two components: (1) a dividend that links the amount of dividends on our common stock to our average quarterly realized silver price in the preceding quarter, and (2) a minimum annual dividend of $0.01 per share of common stock, in each case, payable quarterly, when declared. For illustrative purposes only, the table below summarizes potential per share dividend amounts at different quarterly average realized price levels according to the first component of the policy:

Quarterly average realized silver price per ounce	Quarterly dividend per share	Annual dividend per share
$30	$0.01	$0.04
$35	$0.02	$0.08
$40	$0.03	$0.12
$45	$0.04	$0.16
$50	$0.05	$0.20
$55	$0.06	$0.24
$60	$0.07	$0.28

The following table summarizes the common stock dividends declared by our Board of Directors under the policy described above:

	(A)	(B)	(A+B)
Declaration date	Silver-price-linked component per share	Minimum annual component per share	Total dividend per share	Total dividend amount (in millions)	Month of payment
November 8, 2011	$0.02	$0	$0.02	$5.6	December 2011
February 17, 2012	$0.01	$0.0025	$0.0125	$3.6	March 2012
May 8, 2012	$0.02	$0.0025	$0.0225	$6.4	June 2012
August 7, 2012	$—	$0.0025	$0.0025	$0.7	September 2012
November 2, 2012	$0.02	$0.0025	$0.0225	$6.4	December 2012
February 25, 2013	$—	$0.0025	$0.0025	$0.7	anticipated in March 2013

Because the average realized silver prices for the second and fourth quarters of 2012 were $27.05 and $29.20 per ounce, respectively, below the minimum threshold of $30 according to the policy, no silver-price-linked component was declared or paid. However, on February 25, 2013, our Board of Directors declared a special common stock dividend of $0.01 per share, in addition to the minimum dividend of $0.0025 per share, for an aggregate dividend of $3.6 million payable in March 2013. Prior to 2011, no dividends had been declared on our common stock since 1990. The declaration and payment of common stock dividends is at the sole discretion of our Board of Directors.

Common Stock Repurchase Program

On May 8, 2012, we announced that our Board of Directors approved a stock repurchase program.  Under the program, we are authorized to repurchase up to 20 million shares of our outstanding common stock from time to time in open market or privately negotiated transactions, depending on prevailing market conditions and other factors.    The repurchase program may be modified, suspended or discontinued by us at any time. As of December 31, 2012, 350,300 shares have been repurchased under the program, at an average price of $5.54 per share, leaving 19.65 million shares that may yet be purchased under the program. The closing price of our common stock at February 21, 2013, was $4.90 per share.

 Status of Warrants

In December 2008, we issued 10.2 million shares of common stock, Series 1 warrants to purchase 8.1 million shares of common stock, and Series 2 warrants to purchase 7.7 million shares of common stock. The Series 2 warrants expired in February 2009. In February 2009, we issued 36.8 million shares of common stock and Series 3 warrants to purchase 18.4 million shares of common stock. Each of these issuances were made pursuant to a shelf registration statement filed in September 2007, which became ineffective subsequent to the issuance in February 2009. The following table summarizes certain information about our stock purchase warrants at December 31, 2012:

Warrants Outstanding	Warrants	Exercise Price	Expiration Date

Series 1 warrants	5,200,519	$2.41	June 2014
Series 1 warrants	460,976	2.52	June 2014
Series 3 warrants	16,671,128	2.46	August 2014

Total warrants outstanding	22,332,623

During 2011, warrants to purchase approximately 2.1 million shares of our common stock were exercised, resulting in net proceeds to us of approximately $5.3 million.  No warrants were exercised during 2012. Under the terms of the Consent Decree settling the Coeur d'Alene Basin litigation, the proceeds from the exercise of our outstanding warrants will be paid to the Plaintiffs within 30 days after the end of the quarter when exercised.  As such, proceeds from Series 1 and Series 3 warrant exercises totaling approximately $0.7 million and $9.8 million were paid to the Plaintiffs in 2012 and 2011, respectively.

Preferred Stock

Our certificate of incorporation authorizes us to issue 5,000,000 shares of preferred stock, par value $0.25 per share. The preferred stock is issuable in series with such voting rights, if any, designations, powers, preferences and other rights and such qualifications, limitations and restrictions as may be determined by our Board of Directors. The Board may fix the number of shares constituting each series and increase or decrease the number of shares of any series. As of December 31, 2012, 157,816 shares of Series B Preferred Stock were outstanding. Our Series B Preferred Stock is listed on the New York Stock Exchange under the symbol “HL PB.”

On January 1, 2011, all 2,012,500 outstanding shares of our 6.5% Mandatory Convertible Preferred Stock were automatically converted to shares of our common stock at a conversion rate of 9.3773 shares of Common Stock for each share of 6.5% Mandatory Convertible Preferred Stock.  We issued approximately 18.9 million shares of common stock in connection with the mandatory conversion.

Ranking

The Series B Preferred Stock ranks senior to our common stock and any shares of Series A Junior Participating Preferred shares (none of which have ever been issued) with respect to payment of dividends, and amounts upon liquidation, dissolution or winding up.

While any shares of Series B Preferred Stock are outstanding, we may not authorize the creation or issue of any class or series of stock that ranks senior to the Series B Preferred Stock as to dividends or upon liquidation, dissolution or winding up without the consent of the holders of 66 2/3% of the outstanding shares of Series B Preferred Stock and any other series of preferred stock ranking on a parity with respect to the Series B Preferred Stock as to dividends and upon liquidation, dissolution or winding up, voting as a single class without regard to series.

Dividends

Series B preferred stockholders are entitled to receive, when, as and if declared by the Board of Directors out of our assets legally available therefor, cumulative cash dividends at the rate per annum of $3.50 per share of Series B Preferred Stock. Dividends on the Series B Preferred Stock are payable quarterly in arrears on October 1, January 1, April 1 and July 1 of each year (and, in the case of any undeclared and unpaid dividends, at such additional times and for such interim periods, if any, as determined by the Board of Directors), at such annual rate. Dividends are cumulative from the date of the original issuance of the Series B Preferred Stock, whether or not in any dividend period or periods we have assets legally available for the payment of such dividends. Accumulations of dividends on shares of Series B Preferred Stock do not bear interest. We declared and paid our regular quarterly dividend of $0.875 per share on the outstanding Preferred B shares through the third quarter of 2008.

Dividends on our 6.5% Mandatory Convertible Preferred Stock were payable on a cumulative basis when, as, and if declared by our board of directors, at an annual rate of 6.5% per share on the liquidation preference of $100 per share in cash, common stock, or a combination thereof, on January 1, April 1, July 1, and October 1 of each year to, and including, January 1, 2011.  We declared and paid our quarterly dividends on the 6.5% Mandatory Convertible Preferred Stock through the third quarter of 2008. On August 29, 2008 the Board of Directors declared that the regular quarterly dividend on the outstanding 6.5% Mandatory Convertible Preferred Stock in the amount of $1.625 per share would be paid in common stock of Hecla, for a total amount of approximately $3.27 million in common stock (with cash for fractional shares). The value of the shares of common stock issued as dividends was calculated at 97% of the average of the closing prices of our common stock over the five consecutive trading day period ending on the second trading day immediately preceding the dividend payment date.

On December 5, 2008 the Board of Directors announced that in the interest of cash conservation, quarterly payment of dividends to the holders of both the Hecla Series B Preferred Stock and the 6.5% Mandatory Convertible Preferred Stock would be deferred.  On December 1, 2009, we announced that our Board of Directors elected to declare and pay all dividends in arrears and the dividend scheduled for the fourth quarter of 2009 for each of our outstanding series of preferred stock.  In January 2010, the $0.7 million in dividends declared and unpaid on our Series B Preferred Stock was paid in cash, and the dividends declared and unpaid on our 6.5% Mandatory Convertible Preferred stock were paid in common stock, for a total amount of approximately $16.4 million in our common stock (with cash for fractional shares).  We continued to declare and pay quarterly dividends on our Series B and 6.5% Mandatory Convertible Preferred Stock in 2010.  Each quarterly dividend declared for the Series B Preferred Stock through 2010 was paid in cash, for a total of $0.6 million in cash dividends declared in 2010, or $3.50 per share.  Dividends declared for the first and second quarters of 2010 for the 6.5% Mandatory Convertible Preferred Stock were paid in shares of common stock (with cash for fractional shares).  The value of the shares of common stock issued as dividends was calculated at 97% of the average of the closing prices of our common stock over the five consecutive trading day period ending on the second day immediately preceding the dividend payment date.  Dividends declared for the third and fourth quarters of 2010 for the 6.5% Mandatory Convertible Preferred Stock were paid in cash, for a total $6.5 million in cash dividends declared in 2010, or $3.25 per share.  The fourth quarter dividend, which was the final dividend to be paid on the 6.5% Mandatory Convertible Preferred Stock as a result of its mandatory conversion to common stock, was paid in cash in January 2011. All quarterly dividends on our Series B Preferred Stock for 2011 and 2012 were declared and paid in cash.

Redemption

The Series B Preferred Stock is redeemable at our option, in whole or in part, at $50 per share, plus, all dividends undeclared and unpaid on the Series B Preferred Stock up to the date fixed for redemption.

Liquidation Preference

The Series B preferred stockholders are entitled to receive, in the event that we are liquidated, dissolved or wound up, whether voluntary or involuntary, $50 per share of Series B Preferred Stock plus an amount per share equal to all dividends undeclared and unpaid thereon to the date of final distribution to such holders (the “Liquidation Preference”), and no more. Until the Series B preferred stockholders have been paid the Liquidation Preference in full, no payment will be made to any holder of Junior Stock upon our liquidation, dissolution or winding up. The term “Junior Stock” means our common stock and any other class of our capital stock issued and outstanding that ranks junior as to the payment of dividends or amounts payable upon liquidation, dissolution and winding up to the Series B Preferred Stock. As of December 31, 2012 and 2011, our Series B Preferred Stock had a liquidation preference of $7.9 million.

 Voting Rights

Except in certain circumstances and as otherwise from time to time required by applicable law, the Series B preferred stockholders have no voting rights and their consent is not required for taking any corporate action. When and if the Series B preferred stockholders are entitled to vote, each holder will be entitled to one vote per share.

Conversion

Each share of Series B Preferred Stock is convertible, in whole or in part at the option of the holders thereof, into shares of common stock at a conversion price of $15.55 per share of common stock (equivalent to a conversion rate of 3.2154 shares of common stock for each share of Series B Preferred Stock). The right to convert shares of Series B Preferred Stock called for redemption will terminate at the close of business on the day preceding a redemption date (unless we default in payment of the redemption price).

Each share of our 6.5% Mandatory Convertible Preferred Stock automatically converted on January 1, 2011, into 9.3773 shares of our Common Stock, representing approximately 18.9 million common shares.

Stock Award Plans

We use stock-based compensation plans to aid us in attracting, retaining and motivating our employees, as well as to provide us with the ability to provide incentives more directly linked to increases in stockholder value. These plans provide for the grant of options to purchase shares of our common stock and the issuance of restricted share units of our common stock.

Stock-based compensation expense amounts recognized for the years ended December 31, 2012, 2011 and 2010 were approximately $3.1 million, $2.1 million, and $3.4 million, respectively.  Over the next twelve months, we expect to recognize approximately $2.0 million in additional compensation expense as the remaining options and units vest.

Stock Incentive Plans

Our 1995 Stock Incentive Plan, as amended in 2004, authorized the issuance of up to 11.0 million shares of our common stock pursuant to the grant or exercise of awards under the plan. During 2009, 514,238 options to acquire shares expired under the 1995 plan, and such options became available for re-grant under the 1995 plan. However, the 1995 plan terminated in May 2010.

 During the second quarter of 2010, our shareholders voted to approve the adoption of our 2010 Stock Incentive Plan and to reserve up to 20,000,000 shares of common stock for issuance under the plan.  The Board of Directors committee that administers the 2010 plan has broad authority to fix the terms and conditions of individual agreements with participants, including the duration of the award and any vesting requirements. As of December 31, 2012, there were 19,605,740 shares available for future grant under the 2010 plan.

Directors’ Stock Plan

In 1995, we adopted the Hecla Mining Company Stock Plan for non-employee Directors (the “Directors’ Stock Plan”), which may be terminated by our Board of Directors at any time. Each non-employee director is to be credited on May 30 of each year with that number of shares determined by dividing $24,000 by the average closing price for our common stock on the New York Stock Exchange for the prior calendar year. All credited shares are held in trust for the benefit of each director until delivered to the director. Delivery of the shares from the trust occurs upon the earliest of: (1) death or disability; (2) retirement; (3) a cessation of the director’s service for any other reason; or (4) a change in control. The shares of our common stock credited to non-employee directors pursuant to the Directors’ Stock Plan may not be sold until at least six months following the date they are delivered. A maximum of one million shares of common stock may be granted pursuant to the Directors’ Stock Plan. During 2012, 2011 and 2010, respectively, 18,492, 22,884 and 48,825 shares were credited to the non-employee directors. During 2012, 2011 and 2010, $80,000, $194,000 and $168,000, respectively, were charged to operations associated with the Directors’ Stock Plan. At December 31, 2012, there were 622,685 shares available for grant in the future under the plan.

In addition to the foregoing, commencing in 2010, in May of each year each non-employee director is also granted an additional $24,000 worth of our common stock under our 2010 Stock Incentive Plan (for a total of $48,000 in annual stock grants under the two plans). For 2012, 2011 and 2010, respectively, 59,484, 19,752 and 33,068 shares were credited to the non-employee directors, and $275,000, $147,000 and $263,000, respectively, were charged to operations associated with the 2010 Stock Incentive Plan.

 Status of Stock Options

The fair value of the options granted during the year ended December 31, 2010 were estimated on the date of grant using the Black-Scholes option-pricing model with the weighted average assumptions given below:

2010
Weighted average fair value of options granted	$3.18
Expected stock price volatility	92.00%
Risk-free interest rate	1.43%
Expected life of options (in years)	2.9

Options were not granted during the years ended December 31, 2012 and 2011.

We estimate forfeiture and volatility using historical information. The risk-free interest rate is based on the implied yield available on U.S. Treasury zero-coupon issues over the equivalent lives of the options. The expected life of the options represents the estimated period of time until exercise and is based on historical experience of similar awards, giving consideration to the contractual terms and vesting schedules. Prior to 2011, we had not paid dividends on common stock since 1990. Therefore, no assumption of dividend payment was made in the models used in the valuations of options granted in 2010.

During 2010, options to acquire 352,517 shares were granted to our officers and key employees, with no options granted during 2011 and 2012. Of the options granted in 2010, 322,854 were granted without vesting requirements.  The aggregate intrinsic value of options outstanding and exercisable as of December 31, 2012 before applicable income taxes was $0.9 million, based on our closing stock price of $5.83 per common share at December 31, 2012. All options outstanding were fully vested at December 31, 2012.

Transactions concerning stock options pursuant to our stock option plans are summarized as follows:

	Shares Subject to Options	Weighted Average Exercise Price
Outstanding, December 31, 2011	1,194,796	$6.72
Expired	(256,388)	$8.56
Outstanding, December 31, 2012	938,408	$6.23

All of the outstanding options above were exercisable at December 31, 2012. The weighted average remaining contractual term of options outstanding and exercisable at December 31, 2012 was one year.

There were no options exercised during 2012. The aggregate intrinsic values of options exercised during the years ended December 31, 2011 and 2010 were approximately $0.6 million and $1.5 million, respectively. We received cash proceeds of $0.5 million for options exercised in 2011 and $3.4 million for options exercised in 2010.

Restricted Stock Units

Unvested restricted stock units, for which the board of directors has approved grants to employees, are summarized as follows:

	Shares	Weighted Average Grant Date Fair Value per Share
Unvested, January 1, 2012	561,276	$6.39
Granted	723,669	$4.51
Canceled	(16,461)	$7.29
Distributed	(231,338)	$6.65
Unvested, December 31, 2012	1,037,146	$5.11

Of the 1,037,146 units unvested at December 31, 2012, 202,662 will vest in June 2013, 180,732 will vest in March 2014, and 145,952 will vest in June 2015 and June 2016, respectively.  Remaining units will be distributable based on predetermined dates as elected by the participants, unless participants forfeit their units through termination of employment in advance of vesting. We have recognized approximately $2.0 million in compensation expense since grant date, and will record an additional $3.3 million in compensation expense over the remaining vesting period related to these units.

54,870 stock units vested in 2012 and 314,826 stock units vested in 2011 were distributed or deferred as elected by the recipients under the provisions of the deferred compensation plan. We recognized approximately $0.2 million and $0.5 million in compensation expense related to these units in 2012 and 2011, respectively.

In connection with the vesting of restricted stock units, employees usually, at their election, choose to satisfy their tax withholding obligations through net share settlement, pursuant to which the Company withholds the number of shares necessary to satisfy such withholding obligations.  As a result, in 2012 we repurchased 45,341 shares for $0.2 million, or approximately $4.47 per share.

Note 10: Derivative Instruments

At times, we use commodity forward sales commitments, commodity swap contracts and commodity put and call option contracts to manage our exposure to fluctuation in the prices of certain metals which we produce. Contract positions are designed to ensure that we will receive a defined minimum price for certain quantities of our production, thereby partially offsetting our exposure to fluctuations in the market. These instruments do, however, expose us to other risks, including the amount by which the contract price exceeds the spot price of a commodity, and nonperformance by the counterparties to these agreements.

We utilize financially-settled forward contracts to sell lead and zinc at fixed prices for settlement at approximately the same time that our unsettled concentrate sales contracts will settle.  The settlement of each concentrate contract is based on the average spot price of the metal during the month of settlement, which may differ from the prices used to record the sale when the sale takes place.  The objective of the contracts is to manage the exposure to changes in prices of zinc and lead contained in our concentrate shipments between the time of sale and final settlement.  These contracts do not qualify for hedge accounting and are marked-to-market through earnings each period.  At December 31, 2012, we recorded a current asset of $2.3 million, which is included in other current assets, for the fair value of the contracts.  We recognized a $1.3 million net loss on the contracts during 2012, which is included in sales of products.  The net loss recognized on the contracts offset price adjustments on our provisional concentrate sales related to changes to lead and zinc prices between the time of sale and final settlement.

In addition, we utilize financially-settled forward contracts to manage the exposure of changes in prices of zinc and lead contained in our forecasted future concentrate shipments.  These contracts also do not qualify for hedge accounting and are marked-to-market through earnings each period.  At December 31, 2012, we recorded a current asset of $5.6 million, which is included in other current assets, and a non-current liability of $2.5 million, which is included in other non-current liabilities, for the fair value of the contracts  The current asset balance is net of approximately $1.0 million for contracts that were in a fair value liability position at December 31, 2012. The non-current liability balance is net of approximately $0.1 million for contracts that were in a fair value asset position at December 31, 2012. We recognized a $10.5 million net loss on the contracts, which includes $18.4 million in gains realized on settled contracts, during 2012. The net loss on these contracts is included as a separate line item under other income (expense), as they relate to forecasted future shipments, as opposed to sales that have already taken place but are subject to final pricing.  The losses recognized during 2012 are the result of increasing lead and zinc prices during the end of 2012.  However, this program is designed to mitigate the impact of potential future declines in lead and zinc prices from the price levels established in the contracts (see average price information below).

The following tables summarize the quantities of base metals committed under forward sales contracts at December 31, 2012 and December 31, 2011:

December 31, 2012	Pounds under contract (in thousands)		Average price per pound
	Zinc	Lead	Zinc	Lead
Contracts on provisional sales
2013 settlements	14,991	6,945	$0.95	$1.00

Contracts on forecasted sales
2013 settlements	35,935	32,794	$0.96	$1.11
2014 settlements	30,203	33,069	$0.98	$1.03
2015 settlements	3,307	23,534	$1.01	$1.06

December 31, 2011	Pounds under contract (in thousands)		Average price per pound
	Zinc	Lead	Zinc	Lead
Contracts on provisional sales
2012 settlements	21,164	5,732	$0.86	$0.89

Contracts on forecasted sales
2012 settlements	45,195	35,053	$1.12	$1.12
2013 settlements	18,243	24,582	$1.14	$1.17

As further discussed in Note 18, production at the Lucky Friday mine was temporarily suspended due to the requirement to remove built-up cementitious material from the Silver Shaft. As a result, during the first quarter of 2012, we liquidated forward contracts related to forecasted Lucky Friday base metal sales for total net proceeds of $3.1 million.

Our concentrate sales are based on a provisional sales price containing an embedded derivative that is required to be separated from the host contract for accounting purposes. The host contract is the receivable from the sale of the concentrates at the forward price at the time of the sale. The embedded derivative, which does not qualify for hedge accounting, is adjusted to market through earnings each period prior to final settlement.

Note 11: Business Segments and Significant Customers

We discover, acquire, develop, produce, and market concentrates and doré containing silver, gold, lead and zinc.  Our products consist of both metal concentrates, which we sell to custom smelters, and unrefined bullion bars (doré), which may be sold as doré or further refined before sale to precious metals traders.  We are currently organized and managed by two segments, which represent our operating units: the Greens Creek unit and the Lucky Friday unit.

General corporate activities not associated with operating units and their various exploration activities, as well as discontinued operations and idle properties, are presented as “other.”  Interest expense, interest income and income taxes are considered general corporate items, and are not allocated to our segments.

Sales of metal concentrates and metal products are made principally to custom smelters and metals traders. The percentage of sales contributed by each segment is reflected in the following table:

	Year Ended December 31,
	2012	2011	2010
Greens Creek	100.0%	71.8%	74.8%
Lucky Friday	—%	28.2%	25.2%
	100%	100%	100%

The tables below present information about reportable segments as of and for the years ended December 31, 2012, 2011 and 2010 (in thousands).

	2012	2011	2010
Net sales to unaffiliated customers:
Greens Creek	$320,895	$342,906	$313,318
Lucky Friday	248	134,728	105,495
	$321,143	$477,634	$418,813
Income (loss) from operations:
Greens Creek	$138,245	$181,116	$138,973
Lucky Friday	(25,179)	75,608	48,639
Other	(75,200)	(59,079)	(239,167)
	$37,866	$197,645	$(51,555)
Capital additions (including non-cash additions):
Greens Creek	$62,184	$41,657	$18,280
Lucky Friday	55,998	60,454	54,370
Other	11,760	35,274	2,089
	$129,942	$137,385	$74,739
Depreciation, depletion and amortization:
Greens Creek	$43,522	$41,013	$51,671
Lucky Friday	—	6,053	8,340
	$43,522	$47,066	$60,011
Other significant non-cash items:
Greens Creek	$4,037	$2,326	$17,829
Lucky Friday	92	14	5,053
Other	33,922	31,470	57,651
	$38,051	$33,810	$80,533
Identifiable assets:
Greens Creek	$741,666	$729,289	$740,573
Lucky Friday	226,196	213,285	170,928
Other	410,428	453,516	470,992
	$1,378,290	$1,396,090	$1,382,493

The reductions in sales, income (loss) from operations,and depreciation, depletion, and amortization at the Lucky Friday segment for 2012 compared to 2011 and 2010 are due to the temporary suspension of production at the Lucky Friday mine during 2012. At the end of 2011, MSHA began a special impact inspection at the Lucky Friday mine which resulted in an order to remove built-up cementitious material from the Silver Shaft. In response, we submitted a plan to MSHA and received approval to remove the material, and this work commenced in the first quarter of 2012. In addition, the plan included removal of unused utilities, construction of a water ring to prevent ice from forming in the winter, the installation of a metal brattice, repair of shaft steel, and installation of a new power cable, all of which should improve the shaft's functionality and possibly improve the shaft's hoisting capacity. The Silver Shaft work was completed in early 2013, and limited production at the Lucky Friday has recommenced. We anticipate a ramp-up in mine output during the year, as additional productions areas of the mine come on line, until we return to full production levels in mid-2013. However, the timing of resuming full production levels may vary from our current estimates. The smelter contracts related to treatment of Lucky Friday concentrates have been suspended during the care-and-maintenance period based on force majeure. Once the Silver Shaft work was completed down to the 4900 foot level, we commenced work on a haulage way bypassing an area at the 5900 level impacted by a rock burst in December 2011, and the bypass was completed in early 2013. In addition to work on the Silver Shaft, other significant surface and underground capital programs have been planned, including restart of the #4 Shaft sinking in early 2013 and surface infrastructure and mill upgrades. During 2012, we incurred $25.3 million in non-capitalized expenses, including $6.3 million in depreciation, depletion, and amortization, which is reported in Lucky Friday suspension-related costs on the Consolidated Statements of Operations and Comprehensive Income.

The following is sales information by geographic area based on the location of smelters (for concentrate shipments) and the location of parent companies (for doré sales to metals traders) for the years ended December 31, 2012, 2011 and 2010 (in thousands):

	2012	2011	2010
United States	$25,438	$24,409	$24,708
Canada	34,441	240,569	124,862
Mexico	—	—	16,258
Japan	70,371	60,963	62,740
Korea	120,106	92,919	94,114
China	72,133	51,635	73,257
Belgium	—	—	25,907
Total, excluding gains/losses on forward contracts	$322,489	$470,495	$421,846

Sales of products for 2012 also include a net loss of $1.3 million on financially-settled forward contracts for lead and zinc contained in our concentrate sales.  2011 sales included a net gain of $7.1 million and 2010 sales included a net loss of $3.0 million on the contracts. See Note 10 for more information.

The following are our long-lived assets by geographic area as of December 31, 2012 and 2011 (in thousands):

	2012	2011
United States	$996,405	$923,040
Canada	198	99
Mexico	56	73
	$996,659	$923,212

Sales from continuing operations to significant metals customers as a percentage of total sales were as follows for the years ended December 31, 2012, 2011 and 2010:

	Year Ended December 31,
	2012	2011	2010
Teck Metals Ltd.	10.7%	51.1%	29.6%
Korea Zinc	37.2%	18.4%	20.7%
Trafigura AG	22.4%	12.4%	17.4%
MS Zinc	12.3%	6.9%	7.0%

Note 12: Fair Value Measurement

The table below sets forth our assets and liabilities (in thousands) that were accounted for at fair value on a recurring basis and the fair value calculation input hierarchy level that we have determined applies to each asset and liability category.  See Note 8 for information on the fair values of our defined benefit pension plan assets.

	Balance at December 31, 2012	Balance at December 31, 2011	Input Hierarchy Level
Assets:

Cash and cash equivalents:
Money market funds and other bank deposits	$190,984	$266,463	Level 1

Available for sale securities:
Equity securities – mining industry	9,614	3,923	Level 1

Trade accounts receivable:
Receivables from provisional concentrate sales	17,555	10,996	Level 2

Derivative contracts:
Base metal forward contracts	5,606	32,750	Level 2

Restricted cash balances:
Certificates of deposit and other bank deposits	871	866	Level 1

Total assets	$224,630	$314,998

Liabilities:

Derivative contracts:
Base metal forward contracts	$2,483	$—	Level 2

Cash and cash equivalents consist primarily of money market funds and are valued at cost, which approximates fair value.

Current and non-current restricted cash balances consist primarily of certificates of deposit and U.S. Treasury securities and are valued at cost, which approximates fair value.

Our current and non-current investments consist of marketable equity securities which are valued using quoted market prices for each security multiplied by the number shares held by us.

Trade accounts receivable consist of amounts due to us for shipments of concentrates and doré sold to smelters and refiners.  Revenues and the corresponding accounts receivable for sales of metals products are recorded when title and risk of loss transfer to the customer (generally at the time of shipment).  Sales of concentrates are recorded using estimated forward prices for the anticipated month of settlement applied to our estimate of payable metal quantities contained in each shipment.  Sales are recorded net of estimated treatment and refining charges, which are also impacted by changes in metals prices and quantities of contained metals.  We must estimate the prices at which sales of our concentrates will be settled due to the time elapsed between shipment and final settlement with the smelter.  Receivables for previously recorded concentrate sales are adjusted to reflect estimated settlement metals prices at the end of each period until final settlement by the smelter.  We obtain the forward metals prices used each period from a pricing service.  Changes in metal prices between shipment and final settlement will result in changes to revenues previously recorded upon shipment.  The embedded derivative contained in our concentrate sales is adjusted to fair market value through earnings each period prior to final settlement.

During the second quarter of 2010, we began utilizing financially-settled forward contracts to manage the exposure of changes in prices of zinc and lead contained in our concentrate shipments that have not reached final settlement.  We also began utilizing financially-settled forward contracts in the second quarter of 2010 to manage the exposure of changes in prices of zinc and lead contained in our forecasted future concentrate shipments (see Note 10 for more information).  These contracts do not qualify for hedge accounting, and are marked-to-market through earnings each period.  The fair value of each contract represents the difference between the forward metal price for the contract settlement period as of the measurement date and the contract settlement metal price, multiplied by the quantity of metal involved in the contract.

Note 13: Income per Common Share

We calculate basic earnings per share using, as the denominator, the weighted average number of common shares outstanding during the period. Diluted earnings per share uses, as its denominator, the weighted average number of common shares outstanding during the period plus the effect of potential dilutive common shares during the period using the treasury stock method for options, warrants, and restricted stock units, and if-converted method for convertible preferred shares.

Potential dilutive common shares include outstanding stock options, restricted stock awards, stock units, warrants and convertible preferred stock for periods in which we have reported net income. For periods in which we reported net losses, potential dilutive common shares are excluded, as their conversion and exercise would not reduce earnings per share. Under the if-converted method, preferred shares would not dilute earnings per share in any of the periods presented.

A total of 157,814 shares of preferred stock were outstanding at December 31, 2012.

The following table represents net income per common share – basic and diluted (in thousands, except earnings per share):

	Year ended December 31,
	2012	2011	2010
Numerator
Net income	$14,954	$151,164	$48,983
Preferred stock dividends	(552)	(552)	(13,633)
Net income applicable to common shares	$14,402	$150,612	$35,350

Denominator
Basic weighted average common shares	285,375	280,956	251,146
Dilutive stock options, restricted stock, and warrants	12,191	16,077	18,455
Diluted weighted average common shares	297,566	297,033	269,601

Basic earnings per common share	$0.05	$0.54	$0.14
Diluted earnings per common share	$0.05	$0.51	$0.13

For the years ended December 31, 2012, 2011 and 2010, we excluded options whose exercise prices exceeded the average prices of our stock during the periods, as their exercises would not have reduced earnings per share. The following options were excluded:

	Year ended December 31,
	2012	2011	2010
Stock options	570,005	552,388	596,388

Note 14: Other Comprehensive Income (Loss)

The following table lists the beginning balance, yearly activity and ending balance of each component of "Accumulated other comprehensive loss, net" (in thousands):

	Unrealized Gains (Losses) On Securities	Adjustments For Pension Plans	Total Accumulated Other Comprehensive Loss, Net
Balance January 1, 2010	$744	$(14,927)	$(14,183)
2010 change	718	(1,652)	(934)
Balance December 31, 2010	1,462	(16,579)	(15,117)
2011 change	(627)	(7,754)	(8,381)
Balance December 31, 2011	835	(24,333)	(23,498)
2012 change	1,224	(1,644)	(420)
Balance December 31, 2012	$2,059	$(25,977)	$(23,918)

The $1.6 million change in adjustments for pension plans for 2012 is net of $1.1 million for the income tax effect of such adjustments.  The $1.2 million change in unrealized gains (losses) on securities is net of $1.2 million for the reclassification to current earnings of impairment of an equity security, as we deemed the impairment to be other-than-temporary. The 2012 change in unrealized gains (losses) on securities is also net of $0.3 million for the income tax effect of such adjustments, with some securities owned by our Mexican subsidiary.

See Note 2 for more information on our marketable securities and Note 8 for more information on our employee benefit plans.

Note 15: Related Party Transactions

During 2008, we established the Hecla Charitable Foundation to operate exclusively for charitable and educational purposes, with a particular emphasis in those communities in which we have employees or operations and donated 550,000 shares of our common stock, valued at $5.1 million.    Cash contributions totaling $2.0 million and $1.5 million were made by Hecla to the Hecla Charitable Foundation during 2011 and 2010, respectively.  The Hecla Charitable Foundation was established by Hecla as a not-for-profit organization which has obtained 501(c)(3) status from the Internal Revenue Service. Its financial statements are not consolidated by Hecla.

Note 16:  Acquisitions

San Juan Silver Mining Joint Venture 30% Acquisition

On December 12, 2011, we announced that our wholly-owned subsidiary, Rio Grande Silver Inc. (“Rio”), entered into a Purchase Sale Agreement with Emerald Mining & Leasing, LLC ("EML"), Golden 8 Mining, LLC ("G8"), and AgX Resources, Inc. ("AgX"), (EML, G8, and AgX are collectively referred to as the "Sellers"). Under the terms of the Agreement, Rio purchased the Sellers' remaining 30% undivided interest in certain properties that had been governed by a Joint Venture Agreement ("2008 JVA") entered into between EML, G8, and Rio on February 21, 2008, in return for the issuance of 5,395,683 shares of Hecla common stock valued at $33.8 million on the date that the transaction was completed. The number of common shares issued was based on 90% of the volume-weighted average price of our common shares on the New York Stock Exchange for the 20 trading days immediately preceding and including December 2, 2011.

The original 2008 JVA between EML, G8, and Rio was terminated and a new Joint Venture Agreement for the exploration, evaluation and possible development and mining of mineral resources on certain properties in Mineral County, Colorado was entered into. EML, G8, and Rio will manage and operate under the name San Juan Silver Mining Joint Venture, and Rio will be the initial operator.

Note 17: Guarantor Subsidiaries

Presented below are the Company’s condensed consolidating financial statements as required by Rule 3-10 of Regulation S-X of the Securities Exchange Act of 1934, as amended, resulting from the guarantees by certain of the Company's subsidiaries (the "Guarantors") of the $500 million aggregate principal amount of the Company's senior notes due on May 1, 2021 (the "Notes"). The Guarantors consist of the following of the Company's 100%-owned subsidiaries: Hecla Limited; Silver Hunter Mining Company; Rio Grande Silver, Inc.; RHL Holdings, Inc.; Hecla MC Subsidiary, LLC; Hecla Silver Valley, Inc.; Burke Trading, Inc.; Hecla Alaska LLC; Hecla Greens Creek Mining Company; Hecla Admiralty Company; and Hecla Juneau Mining Company. The Company completed the offering of the Notes on April 21, 2013.

The condensed consolidating financial statements below have been prepared from the Company’s financial information on the same basis of accounting as the consolidated financial statements. Investments in the subsidiaries are accounted for under the equity method. Accordingly, the entries necessary to consolidate the Company and the Guarantors are reflected in the intercompany eliminations column. In the course of preparing consolidated financial statements, we eliminate the effects of various transactions conducted between our subsidiaries. While valid at an individual subsidiary level, such activities are eliminated in consolidation because, when taken as a whole, they do not represent business activity with third-party customers, vendors, and other parties. Examples of such eliminations include the following.

•

Investments in subsidiaries. The acquisition of a company results in an investment on the records of the parent company and a contribution of capital on the records of the subsidiary. Such investments and capital contributions are eliminated in consolidation.

•

Capital contributions. Other of our subsidiaries do not generate cash flow, and their cash requirements are routinely met with inter-company advances from their parent companies. On an annual basis, the Boards of Directors of such parent companies declare contributions of capital to their subsidiary companies, which increase the parent's investment and the subsidiaries' additional paid-in capital. In consolidation, investments in subsidiaries and related additional paid-in capital are eliminated.

•

Deferred taxes. Our ability to realize deferred tax assets and liabilities is considered on a consolidated basis for subsidiaries within the United States, with all subsidiaries' estimated future taxable income contributing to the ability to realize all such assets and liabilities. However, when our subsidiaries are viewed independently, we use the separate return method to assess the realizability of each subsidiary's deferred tax assets and whether a valuation allowance is required against such deferred tax assets. In some instances, a parent company or subsidiary may possess deferred tax assets whose realization depends on the future taxable incomes of other subsidiaries on a consolidated-return basis, but would not be considered realizable if such parent or subsidiary filed on a separate stand-alone basis. In such a situation, a valuation allowance is assessed on that subsidiary's deferred tax assets, with the resulting adjustment reported in the eliminations column of the guarantor or parent's financial statements. The separate return method can result in significant eliminations of deferred tax assets and liabilities and related income tax provisions and benefits. Non-current deferred tax asset balances are included in other non-current assets on the condensed consolidating balance sheets and make up a large portion of that item, particularly for the guarantor balances.

Condensed Consolidating Balance Sheets

	As of December 31, 2012
	Parent	Guarantor	Non- Guarantor	Eliminations	Consolidated
	(in thousands)
Assets
Cash and cash equivalents	$132,266	$57,075	$1,643	$—	$190,984
Other current assets	7,399	65,658	766	18,091	91,914
Properties, plants, and equipment - net	—	991,476	5,183	—	996,659
Intercompany receivable (payable)	113,234	(64,893)	(74,450)	26,109	—
Investments in subsidiaries	918,526	—	—	(918,526)	—
Other non-current assets	3,059	164,913	7,600	(76,839)	98,733
Total assets	$1,174,484	$1,214,229	$(59,258)	$(951,165)	$1,378,290
Liabilities and Shareholders' Equity
Current liabilities	$3,726	$121,221	$1,016	$(30,976)	$94,987
Long-term debt	—	11,875	60	—	11,935
Non-current portion of accrued reclamation	—	92,825	545	—	93,370
Other non-current liabilities	32,807	8,651	252	(1,663)	40,047
Shareholders' equity	1,137,951	979,657	(61,131)	(918,526)	1,137,951
Total liabilities and shareholders' equity	$1,174,484	$1,214,229	$(59,258)	$(951,165)	$1,378,290

	As of December 31, 2011
	Parent	Guarantor	Non- Guarantor	Eliminations	Consolidated
	(in thousands)
Assets
Cash and cash equivalents	$97,850	$168,433	$180	$—	$266,463
Other current assets	18,177	63,822	1,131	13,151	96,281
Properties, plants, and equipment - net	538	922,502	172	—	923,212
Intercompany receivable (payable)	124,423	(74,026)	(64,200)	13,803	—
Investments in subsidiaries	910,646	—	—	(910,646)	—
Other non-current assets	15,786	149,712	285	(55,649)	110,134
Total assets	$1,167,420	$1,230,443	$(62,432)	$(939,341)	$1,396,090
Liabilities and Shareholders' Equity
Current liabilities	$5,642	$129,958	$411	$(28,695)	$107,316
Long-term debt	—	6,192	73	—	6,265
Non-current portion of accrued reclamation	—	111,303	260	—	111,563
Other non-current liabilities	21,665	8,957	211	—	30,833
Shareholders' equity	1,140,113	974,033	(63,387)	(910,646)	1,140,113
Total liabilities and shareholders' equity	$1,167,420	$1,230,443	$(62,432)	$(939,341)	$1,396,090

Condensed Consolidating Statements of Operations

	Year Ended December 31, 2012
	Parent	Guarantor	Non- Guarantor	Eliminations	Consolidated
	(in thousands)
Revenues	$(1,346)	$322,489	$—	$—	$321,143
Cost of sales	—	(134,105)	—	—	(134,105)
Depreciation, depletion, amortization	—	(43,522)	—	—	(43,522)
General and administrative	(11,519)	(9,519)	(215)	—	(21,253)
Exploration and pre-development	(1,262)	(38,700)	(9,776)	—	(49,738)
Loss on derivative contracts	(10,457)	—	—	—	(10,457)
Closed operations	—	(2,259)	(2,393)	—	(4,652)
Equity in earnings of subsidiaries	21,246	—	—	(21,246)	—
Other (expense) income	18,292	(27,747)	(3,207)	(20,921)	(33,583)
Income (loss) before income taxes	14,954	66,637	(15,591)	(42,167)	23,833
(Provision) benefit from income taxes	—	(29,802)	—	20,923	(8,879)
Net income (loss)	14,954	36,835	(15,591)	(21,244)	14,954
Preferred stock dividends	(552)	—	—	—	(552)
Income (loss) applicable to common shareholders	14,402	36,835	(15,591)	(21,244)	14,402
Net income (loss)	14,954	36,835	(15,591)	(21,244)	14,954
Changes in comprehensive income (loss)	(420)	(911)	1,438	(527)	(420)
Comprehensive income (loss)	$14,534	$35,924	$(14,153)	$(21,771)	$14,534

	Year Ended December 31, 2011
	Parent	Guarantor	Non- Guarantor	Eliminations	Consolidated
	(in thousands)
Revenues	$7,140	$470,494	$—	$—	$477,634
Cost of sales	—	(165,573)	—	—	(165,573)
Depreciation, depletion, amortization	—	(47,066)	—	—	(47,066)
General and administrative	(10,355)	(7,909)	(276)	—	(18,540)
Exploration and pre-development	(407)	(23,548)	(7,450)	—	(31,405)
Gain on derivative contracts	37,988	—	—	—	37,988
Closed operations	—	(8,961)	(786)	—	(9,747)
Equity in earnings of subsidiaries	254,902	—	—	(254,902)	—
Other (expense) income	(138,104)	4,920	(3,391)	126,426	(10,149)
Income (loss) before income taxes	151,164	222,357	(11,903)	(128,476)	233,142
(Provision) benefit from income taxes	—	44,448	—	(126,426)	(81,978)
Net income (loss)	151,164	266,805	(11,903)	(254,902)	151,164
Preferred stock dividends	(552)	—	—	—	(552)
Income (loss) applicable to common shareholders	150,612	266,805	(11,903)	(254,902)	150,612
Net income (loss)	151,164	266,805	(11,903)	(254,902)	151,164
Changes in comprehensive income (loss)	(8,381)	(3,089)	(679)	3,768	(8,381)
Comprehensive income (loss)	$142,783	$263,716	$(12,582)	$(251,134)	$142,783

	Year Ended December 31, 2010
	Parent	Guarantor	Non- Guarantor	Eliminations	Consolidated
	(in thousands)
Revenues	$(3,033)	$421,846	$—	$—	$418,813
Cost of sales	—	(163,983)	—	—	(163,983)
Depreciation, depletion, amortization	—	(60,011)	—	—	(60,011)
General and administrative	(11,030)	(7,023)	(166)	—	(18,219)
Exploration and pre-development	(916)	(16,249)	(4,440)	—	(21,605)
Loss on derivative contracts	(20,758)	—	—	—	(20,758)
Closed operations	—	(200,458)	(678)	—	(201,136)
Equity in losses of subsidiary	(9,618)	—	—	9,618
Other (expense) income	94,338	7,073	(3,106)	(105,955)	(7,650)
Income (loss) before income taxes	48,983	(18,805)	(8,390)	(96,337)	(74,549)
Benefit from income taxes	—	17,578	—	105,954	123,532
Net income (loss)	48,983	(1,227)	(8,390)	9,617	48,983
Preferred stock dividends	(13,633)	—	—	—	(13,633)
Income (loss) applicable to common shareholders	35,350	(1,227)	(8,390)	9,617	35,350
Net income (loss)	48,983	(1,227)	(8,390)	9,617	48,983
Changes in comprehensive income (loss)	(935)	497	458	(955)	(935)
Comprehensive income (loss)	$48,048	$(730)	$(7,932)	$8,662	$48,048

Condensed Consolidating Statements of Cash Flows

	Year Ended December 31, 2012
	Parent	Guarantor	Non- Guarantor	Eliminations	Consolidated
	(in thousands)
Cash flows from operating activities	$49,295	$42,957	$(14,296)	$(8,940)	$69,016
Cash flows from investing activities:
Additions to properties, plants, and equipment	(618)	(107,425)	(5,053)	—	(113,096)
Other investing activities, net	(48,815)	891	(5,835)	48,817	(4,942)
Cash flows from financing activities:
Dividends paid to shareholders	(17,673)	—	—	—	(17,673)
Payments on debt	—	(5,878)	(12)	—	(5,890)
Other financing activity	52,227	(41,903)	26,659	(39,877)	(2,894)
Changes in cash and cash equivalents	34,416	(111,358)	1,463	—	(75,479)
Beginning cash and cash equivalents	97,850	168,433	180	—	266,463
Ending cash and cash equivalents	$132,266	$57,075	$1,643	$—	$190,984

	Year Ended December 31, 2011
	Parent	Guarantor	Non- Guarantor	Eliminations	Consolidated
	(in thousands)
Cash flows from operating activities	$105,740	$79,166	$(12,449)	$(102,566)	$69,891
Cash flows from investing activities:
Additions to properties, plants, and equipment	(2)	(87,454)	(90)	—	(87,546)
Other investing activities	(38,356)	(1,659)	1	47,741	7,727
Cash flows from financing activities:
Dividends paid to shareholders	(9,414)	—	—	—	(9,414)
Payments on debt	—	(2,938)	—	—	(2,938)
Other financing activity	(150,118)	88,193	12,237	54,825	5,137
Changes in cash and cash equivalents	(92,150)	75,308	(301)	—	(17,143)
Beginning cash and cash equivalents	190,000	93,125	481	—	283,606
Ending cash and cash equivalents	$97,850	$168,433	$180	$—	$266,463

	Year Ended December 31, 2010
	Parent	Guarantor	Non- Guarantor	Eliminations	Consolidated
	(in thousands)
Cash flows from operating activities	$81,676	$194,716	$(8,579)	$(70,004)	$197,809
Cash flows from investing activities:
Additions to properties, plants, and equipment	(340)	(67,077)	3	—	(67,414)
Other investing activities	(4,019)	1,150	—	5,495	2,626
Cash flows from financing activities:
Dividends paid to shareholders	(4,513)	—	—	—	(4,513)
Proceeds from exercise of stock warrants	53,093				53,093
Payments on debt	—	(1,780)	—	—	(1,780)
Other financing activity	21,135	(95,484)	8,947	64,509	(893)
Changes in cash and cash equivalents	147,032	31,525	371	—	178,928
Beginning cash and cash equivalents	42,968	61,600	110		104,678
Ending cash and cash equivalents	$190,000	$93,125	$481	$—	$283,606